Exhibit 2.2

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

between

KINDER MORGAN OPERATING L.P. “A”

a Delaware limited partnership

and

TALLGRASS ENERGY PARTNERS, LP

a Delaware limited partnership

August 17, 2012

i

5.5	Financing	22
5.6	Legal Proceedings	24
5.7	Brokerage Fees	24
5.8	Nature of Investment	24
5.9	Independent Investigation	24
5.10	Limited Guarantees	24

ARTICLE 6	CONDUCT OF COMPANIES PENDING CLOSING	25
6.1	Conduct of Business	25
6.2	Pre-Closing Restrictions	25
6.3	Limitation on Obligations	26
6.4	Payment of Indebtedness for Borrowed Money	27

ARTICLE 7	ADDITIONAL AGREEMENTS	27
7.1	Access to Information and Confidentiality	27
7.2	Regulatory and Other Authorizations and Consents	29
7.3	Employee Matters	29
7.4	Public Announcements	33
7.5	Supplemental Disclosure	33
7.6	Expenses	33
7.7	Damage or Casualty Loss	33
7.8	Removal of Retained Marks	34
7.9	Cash Distributions; Payments under Operations Agreement	34
7.10	Replacement of Bonds, Letters of Credit and Guarantees	35
7.11	Required Amendments	35
7.12	Excluded Assets	35
7.13	Termination of Affiliate Contracts	35
7.14	Delivery of Financial Statements	35
7.15	Assistance with Financial Information	36
7.16	Make-whole Amount; Other Expenses	36
7.17	Break-Up Fee	36
7.18	Financing	37

ARTICLE 8	CONDITIONS TO OBLIGATIONS OF SELLER	40
8.1	Accuracy of Representations and Warranties	41
8.2	Performance of Covenants and Agreements	41
8.3	FTC Approval and Consents	41
8.4	Expiration or Waiver of Preferential Purchase Rights	41
8.5	Closing of KMIGT Transaction	41
8.6	Legal Proceedings	41

ARTICLE 9	CONDITIONS TO OBLIGATIONS OF BUYER	41
9.1	Accuracy of Representations and Warranties	41
9.2	Performance of Covenants and Agreements	42
9.3	FTC Approval and Consents	42
9.4	Consent of REX Members	42
9.5	Legal Proceedings	42

9.6	No Material Adverse Effect	42
9.7	Closing of KMIGT Transaction	42
9.8	Audited Financial Statements	43

ARTICLE 10	TERMINATION	43
10.1	Termination	43
10.2	Effect of Termination	44

ARTICLE 11	TAX MATTERS	46
11.1	NatGas Tax Returns	46
11.2	Consistency	47
11.3	Refunds	47
11.4	Access to Tax Records	47
11.5	Transfer Taxes	48
11.6	Closing Tax Certificate	48
11.7	REX	48

ARTICLE 12	INDEMNIFICATION	48
12.1	Indemnification	48
12.2	Defense of Claims	51

ARTICLE 13	MISCELLANEOUS	52
13.1	Notices	52
13.2	Entire Agreement	53
13.3	Amendment and Waiver	53
13.4	Binding Effect; Assignment; No Third Party Benefit	54
13.5	Severability	54
13.6	Governing Law; Consent To Jurisdiction	54
13.7	Further Assurances	55
13.8	Disclosure Schedules	55
13.9	Specific Performance	56
13.10	Counterparts	57
13.11	Waiver of Jury Trial	57
13.12	Non-Recourse	57

Exhibits

Exhibit A	Excluded Assets
Exhibit B	Transition Services Agreement
Exhibit C	Intellectual Property License Agreement

INDEX OF DEFINED TERMS

Page

Acceptable Additional Debt Commitment Letter	2
Acceptable Lender	2
Affiliate	2
Agreement	2
Alternate Financing	38
Available Employees	29
Balance Sheet Date	14
Barclays	22
Barclays Debt Commitment Letter	22
Benefit Plan	2
Business Day	2
Buyer	1
Buyer Debt Fee	45
Buyer Fee	45
Buyer Indemnitees	2
Buyer Related Parties	44
Cause	2
CERCLA	3
Closing	3
Closing Date	3
Code	3
Commitment Letters	22
Companies	1
Company Insurance Policies	19
Confidentiality Agreement	3
Debt Commitment Letter	3
Debt Financing	22
Debt Funding Failure	3
Deductible Amount	3
Defaulting Equity Investor	45
Definitive Agreements	37
Direct Claim	3
Disclosing Party	33
Disclosure Schedules	3
Easements	3
Encumbrance	3
Environmental Laws	3
Equity Commitment Letters	22
Equity Financing	22
Equity Investors	3
ERISA	4
Excluded Assets	4

v

Facilities Marketing Materials	4
FERC	4
Financial Guaranties	35
Financial Statements	14
Financing	22
Financing Sources	4
FTC	4
FTC Hold Separate Order	4
FTC Order	4
GAAP	4
Governmental Approvals	4
Governmental Entity	4
Hazardous Material	5
Indebtedness for Borrowed Money	5
Indemnifying Party	5
Indemnitee	5
Individual Claim Threshold	49
Intellectual Property License Agreement	11
KMIGT Purchase Agreement	5
KMP	1
KMP Guaranty	1
Knowledge	5
Law	5
Lenders	6
Limited Guarantees	24
Losses	6
Marketing Period	6
Material Adverse Effect	6
Material Agreement	17
Member	7
Merger Agreement	1
NatGas	1
NatGas Interests	1
Notice	52
Operations Agreement	7
Outside Date	43
Parties	7
Party	7
Permits	7
Permitted Encumbrances	7
Person	7
Proceedings	7
Purchase Price	7
Purchased Interests	1
Purchased REX Interests	1
Qualifying Claim	49

Reasonable Efforts	7
Receiving Party	33
Retained Marks	7
Revolving Credit Facility	22
REX	1
REX LLC Agreement	8
SEC	8
Securities Act	24
Seller	1
Seller Affiliate	8
Seller Indemnitees	8
Straddle Period	46
Supplemental Disclosure	33
Tax Proceeding	47
Tax Return	8
Taxes	8
Taxing Authority	8
Termination Period	33
Termination Year	48
Third Party	8
Third Party Claim	8
Transferred Employees	29
Transition Services Agreement	11
Treasury Regulations	8
W2E	1
WARN Act	30
Willful and Material Breach	8
Willful and Material Breach Cap	45

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is entered into on August 17, 2012, between Kinder Morgan Operating L.P. “A,” a Delaware limited partnership ( “Seller”), and Tallgrass Energy Partners, LP, a Delaware limited partnership (“Buyer”).

Recitals:

WHEREAS, Seller owns one hundred percent (100%) of the outstanding membership interests in Kinder Morgan W2E Pipeline LLC, a Delaware limited liability company (“W2E”), which in turn owns fifty percent (50%) of the outstanding membership interests (the “Purchased REX Interests”) in Rockies Express Pipeline, LLC, a Delaware limited liability company (“REX”);

WHEREAS, Seller owns one hundred percent (100%) of the outstanding membership interests (the “NatGas Interests”) in Kinder Morgan NatGas Operator LLC, a Delaware limited liability company (“NatGas” and, together with REX, the “Companies”);

WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell, assign and transfer (or, in the case of the Purchased REX Interests, to cause W2E to sell, assign and transfer) to Buyer (or, in the case of the Purchased REX Interests, Buyer’s wholly-owned designee), and Buyer (or its wholly-owned designee) desires to purchase and take assignment from Seller of the Purchased REX Interests and the NatGas Interests (collectively, the “Purchased Interests”);

WHEREAS, Seller therefore desires to enter into this Agreement pursuant to a Decision and Order issued by the U.S. Federal Trade Commission relating to the Agreement and Plan of Merger, dated as of October 16, 2011, among Kinder Morgan, Inc., Sherpa Merger Sub, Inc., Sherpa Acquisition, LLC, Sirius Holdings Merger Corporation, Sirius Merger Corporation and El Paso Corporation (the “Merger Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, Kinder Morgan Energy Partners, L.P. (“KMP”) has executed and delivered to Buyer a Guaranty (the “KMP Guaranty”) pursuant to which KMP has guaranteed the performance by Seller of its obligations under this Agreement;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, each of the following terms shall have the meaning given to it below:

“Acceptable Lender” means not more than two of the financial institutions listed on Schedule 1.1(d) or any other Financing Source acceptable to Seller in its sole discretion that hereafter assume in the aggregate up to one-half of Barclays’ commitments under the Barclays Debt Commitment Letter.

“Acceptable Additional Debt Commitment Letter” means any replacement, amendment or assumption of the Barclays Debt Commitment Letter to add not more than two Acceptable Lenders for up to one-half (in the aggregate) of Barclays’ commitment as of the date of this Agreement or any separate commitment letter executed by not more than two Acceptable Lenders for up to one-half (in the aggregate) of Barclays’ commitment as of the date of this Agreement, in each case on terms substantially identical to the terms of the Barclays Debt Commitment Letter.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” means this Purchase and Sale Agreement, as the same may be amended or supplemented from time to time.

“Benefit Plan” means any employee benefit plan or arrangement, including any stock purchase, stock option, stock bonus, stock ownership, phantom stock or other stock or equity plan, pension, profit sharing, bonus, change-in-control, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical or dental, life or other insurance, supplemental unemployment benefits plan or agreement or policy or other arrangement providing employment-related compensation, fringe benefits or other benefits and including “employee benefit plans,” as defined in Section 3(3) of ERISA.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in Houston, Texas are authorized or obligated by Law to close.

“Buyer Indemnitees” means, collectively, Buyer and its Affiliates and its and their officers, directors, employees, agents, and representatives, but excluding REX and its officers, directors, employees, agents and representatives.

“Cause” means, with respect to any employee, an act or omission by the employee which his or her employer, in its sole discretion, determines to constitute misconduct, including but not limited to the employee’s fraud, misrepresentation, negligence, insubordination, failure to follow his or her employer’s policies or procedures, failure to pass or refusal to take an employer required drug/alcohol test, excessive absenteeism, poor performance, or a grand jury indictment or prosecutorial information charging the employee with illegal or fraudulent acts, criminal conduct, willful misconduct or moral turpitude, whether or not such conduct had an adverse effect on a Company’s business.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement dated April 10, 2012, between Tallgrass Capital, LLC and KMP.

“Debt Commitment Letter” means the Barclays Debt Commitment Letter together with any Acceptable Additional Debt Commitment Letter.

“Debt Funding Failure” means the failure or refusal of the financing provided for by the Debt Commitment Letter (as it may be amended, modified or waived pursuant to Section 7.18) (or, if Alternate Financing is being used in accordance with Section 7.18, pursuant to the commitments with respect thereto) to fund at the Closing for any reason other than a breach by Buyer or any Equity Investor of their respective obligations under this Agreement, any Commitment Letter or any Limited Guarantee that resulted in or caused such refusal or failure.

“Deductible Amount” means an amount equal to one percent (1%) of the Purchase Price.

“Direct Claim” means any claim by an Indemnitee with respect to a Loss which does not result from a Third Party Claim.

“Disclosure Schedules” means the disclosure schedules attached hereto of Seller or Buyer, as the same may be amended or supplemented in accordance with Section 7.5.

“Easements” means easements, rights of way, licenses and land use permits.

“Encumbrance” means any lien, charge, pledge, option, mortgage, deed of trust, security interest, restriction (whether on voting, sale, transfer, disposition or otherwise), Easement, and other encumbrance of every type and description, whether imposed by Law, agreement, understanding or otherwise.

“Environmental Laws” means any and all applicable Laws pertaining to pollution or protection of the environment, including releases or threatened releases of pollutants, contaminants, and Hazardous Materials, in effect in any and all jurisdictions in which the assets of the Companies are located or in which the business of the Companies has been operated, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and the Hazardous Materials Transportation Act, as amended.

“Equity Investors” means The Energy & Minerals Group Fund II, LP, EMG Fund II Offshore Holdings, LP, EMG Fund II Dutch Offshore Holdings, LP, Kelso Investment

Associates VIII, L.P., KEP VI, LLC, MTP Energy KMAA LLC, Tallgrass KC, LLC and David G. Dehaemers, Jr.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means the assets of the Companies set forth on Exhibit A.

“Facilities Marketing Materials” means a customary information memorandum and other customary presentation materials reasonably acceptable in form and content to the Lenders regarding the business, operations, financial projections and prospects of Buyer, the Companies and the entities to be acquired pursuant to the KMIGT PSA (including the financial information and projections required by the Barclays Debt Commitment Letter) including the delivery of all information relating to the transactions contemplated by this Agreement and the KMIGT PSA prepared by or on behalf of Buyer, the Equity Investors, Seller or the Companies and the entities to be acquired pursuant to the KMIGT PSA that the Lenders deem reasonably necessary to complete the syndication of the Debt Financing.

“FERC” means the Federal Energy Regulatory Commission.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements to provide the Debt Financing or other alternative debt financings as permitted by this Agreement in connection with the transactions contemplated hereby and any arrangers thereof, including the parties to the financing commitments in the Debt Commitment Letter and in any joinder agreements, credit agreements or other financing agreements relating thereto.  For purposes of this Agreement (other than Section 7.18(e)), “Financing Sources” also includes any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any Financing Source.

“FTC” means the United States Federal Trade Commission.

“FTC Hold Separate Order” means the FTC’s Order to Hold Separate and Maintain Assets dated May 1, 2012.

“FTC Order” means the Decision and Order dated June 12, 2012, issued by the FTC in connection with the FTC’s review of the transactions contemplated by the Merger Agreement.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Approvals” means all consents, approvals, authorizations, licenses, orders and Permits of, declarations, filings and registrations with and notifications to any Governmental Entities that reasonably may be deemed necessary so that the consummation of the transactions contemplated hereby will be in compliance with applicable Laws.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal or local government or other governmental body,

agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body (domestic or foreign).

“Hazardous Material” means any substance, material or waste that is regulated by any Environmental Law as hazardous, toxic, a pollutant, contaminant, solid waste or words of similar import, including, without limitation, petroleum, petroleum derivatives, natural gas liquids and by-products, asbestos, urea formaldehyde and polychlorinated biphenyls.

“Indebtedness for Borrowed Money” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services or any other similar obligation upon which interest charges are customarily paid (excluding trade accounts payable incurred in the ordinary course of business), (e) all Indebtedness for Borrowed Money of others secured by (or for which the holder of such Indebtedness for Borrowed Money has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such Person, whether or not the Indebtedness for Borrowed Money secured thereby has been assumed, (f) all assurances by such Person of Indebtedness for Borrowed Money of others, (g) all capital lease obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness for Borrowed Money of any Person includes the Indebtedness for Borrowed Money of any other Person to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness for Borrowed Money provides that such Person is not liable therefor.

“Indemnifying Party” means a Party required to provide indemnification under Section 12.1.

“Indemnitee” means a Buyer Indemnitee or Seller Indemnitee, as applicable, entitled to receive indemnification under Section 12.1.

“KMIGT PSA” means the Purchase and Sale Agreement dated the date hereof between Buyer and Seller relating to the purchase and sale of the equity interests of Kinder Morgan Interstate Gas Transmission LLC, Trailblazer Pipeline Company LLC, KM Upstream LLC and Kinder Morgan Pony Express Pipeline LLC.

“Knowledge” means, with respect to Seller, the actual knowledge of the Persons listed on Schedule 1.1(a), and with respect to Buyer, the actual knowledge of the Persons listed on Schedule 1.1(b).

“Law” means any federal, state, regional or local constitution, statute, code, law, rule, or regulation, or any judgment, Permit, order, ordinance, writ, injunction, or decree of, any Governmental Entity.

“Lenders” means Barclays and any Acceptable Lender party to an Acceptable Additional Debt Commitment Letter.

“Losses” means any and all claims, liabilities, losses, damages, causes of action, fines, penalties, litigation, lawsuits, administrative proceedings, administrative investigations, costs, and expenses, including reasonable attorneys’ fees, court costs, and other costs of suit.

“Marketing Period” means the first period of 15 consecutive Business Days following the later of (x) the date of delivery by Buyer to the Lenders of the Facilities Marketing Materials and (y) the date Seller provides proof to Buyer that the conditions to Closing set forth in Sections 9.3(b) and 9.4 (other than actions required to be taken to satisfy such conditions that by their nature are to be performed at Closing) have been satisfied; provided that the Marketing Period shall begin on or after September 4, 2012; provided, further, so long as the KMIGT PSA has not been terminated, the Marketing Period shall commence simultaneously with the “Marketing Period” under the KMIGT PSA.

“Material Adverse Effect” means any change, circumstance, development, state of facts, effect or condition that is, or could reasonably be expect to be, materially adverse (measured on a one-year basis) to the assets, financial condition, results of operations or business of the Companies, taken as a whole, or that materially impedes the ability of Seller to consummate the transactions contemplated hereby; provided that any change, circumstance, development, state of facts, effect or condition arising from or relating to the following shall not be deemed to constitute a Material Adverse Effect: (i) general economic or industry conditions (including any change in the prices of oil, natural gas, natural gas liquids or other hydrocarbon products or the demand for related transportation and storage services), but only to the extent such conditions do not have a disproportionate impact on the Companies when compared to other companies in the same industry; (ii) changes in Law or GAAP; (iii) local, regional, national or international political or social conditions, including the occurrence of any military or terrorist attack or the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, but only to the extent such conditions do not have a disproportionate impact on the Companies when compared to other companies in the same industry; (iv) any failure by the Companies to meet any internal or analyst projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i) through (iii) of this definition); (v) the effects on the Companies’ business arising from employee departures, whether such departures result from the announcement of the transactions contemplated by this Agreement or the Merger Agreement, or otherwise; and (vi) the announcement of the transactions contemplated by this Agreement and the Merger Agreement and the taking of any actions contemplated by this Agreement or the Merger Agreement.  The Parties agree that the determination of whether there has been or would reasonably expected to be a Material Adverse Effect shall be made after giving effect to any insurance proceeds (net of any deductibles) and indemnification payments that, in either case, could reasonably be expected to be payable as a result of the adverse change, circumstance, development, state of facts, effect or condition subject to such determination.

“Member” has the meaning set forth in the REX LLC Agreement.

“Operations Agreement” means the Operations and Reimbursement Agreement, effective as of January 1, 2008, by and between NatGas and REX.

“Parties” means Seller and Buyer, collectively.

“Party” means Seller or Buyer, individually, as the case may be.

“Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

“Permitted Encumbrances” means (i) Encumbrances imposed by Law for Taxes that are not yet due or are being contested in good faith by appropriate proceedings, provided appropriate reserves have been established with respect to such contest, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Encumbrances imposed by Law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings, provided appropriate reserves have been established with respect to such contest, (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations, (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, (v) easements, zoning restrictions, rights-of-way and Encumbrances on real property imposed by Law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Company, (vi) judgment and attachment Encumbrances or Encumbrances created by or existing from any litigation or legal proceeding that are being contested in good faith by appropriate proceedings, provided appropriate reserves have been established with respect to such contest, and (vii) Encumbrances created by Buyer or its successors and assigns.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, enterprise, unincorporated organization or Governmental Entity.

“Proceedings” means all proceedings, actions, claims, suits, investigations and inquiries by or before any Governmental Entity.

“Purchase Price” means the amount set forth on Schedule 1.1(e).

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Retained Marks” means the names, trademark service marks and trade names set forth on Schedule 1.1(c).

“REX LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of REX dated to be effective as of January 1, 2010, among W2E, P&S Project I, LLC and COPREX LLC.

“SEC” means the United States Securities and Exchange Commission.

“Seller Affiliate” means any Affiliate of Seller.

“Seller Indemnitees” means, collectively, Seller, Seller Affiliates and its and their officers, directors, employees, agents and representatives.

“Tax Return” means any return or report, declaration, claim for refund, information return or statement relating to Taxes, including any related schedules, attachments or other supporting information, with respect to Taxes, and including any amendment thereto.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax of any kind whatsoever, including any interest, fines, penalty or other like assessment or addition thereto, whether disputed or not, including such item for which a liability arises as a transferee or successor-in-interest.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third Party” means any Person other than (i) Seller or any Seller Affiliates or (ii) Buyer or any of its Affiliates.

“Third Party Claim” means any claim or the commencement of any Proceeding with respect to a Loss or potential Loss asserted or commenced by a Third Party.

“Treasury Regulations” means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.

“Willful and Material Breach” means a deliberate act or a deliberate failure to act by any Equity Investor, which act or failure to act constitutes in and of itself a material breach of the applicable Equity Commitment Letter or Limited Guarantee of such Equity Investor and was undertaken with the intention that such act or failure to act would be a material breach of such Equity Commitment Letter or Limited Guarantee, which material breach would result in, or would reasonably be expected to result in, the failure by Buyer to consummate the transactions contemplated by this Agreement after all conditions to Buyer’s obligations in Article 9 have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions precedent which by their terms can only be satisfied simultaneously with the Closing but which are capable of being satisfied at the Closing).

1.2           Interpretation and Construction.  In interpreting and construing this Agreement, the following principles shall be followed:

(a)           the terms “herein,” “hereof,” “hereby” and “hereunder,” or other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

(b)           unless otherwise indicated herein, references to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement;

(c)           all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(d)           no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

(e)           the word “includes” and its syntactical variants mean “includes, but is not limited to,” and corresponding syntactical variant expressions;

(f)            the plural shall be deemed to include the singular, and vice versa; and

(g)           each exhibit, attachment and schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment or schedule, the provisions of the main body of this Agreement shall prevail.

ARTICLE 2
THE TRANSACTION; PURCHASE PRICE

2.1           Sale and Purchase.  At the Closing, subject to the terms and conditions in this Agreement, (a) Seller shall cause W2E to sell, assign, transfer, deliver and convey to Buyer’s wholly-owned designee, and Buyer shall purchase and Buyer’s wholly-owned designee shall accept from W2E, the Purchased REX Interests and (b) Seller shall sell, assign, transfer, deliver and convey to Buyer, and Buyer shall purchase and accept from Seller, the NatGas Interests.

2.2           Purchase Price.  In consideration of the sale of the Purchased Interests as described herein, at the Closing, Buyer shall pay to Seller the Purchase Price less the amount determined under Section 7.3(e), by wire transfer of immediately available funds to a bank account or accounts to be designated in writing by Seller not less than three (3) Business Days prior to the Closing.

2.3           Purchase Price Allocation.  The Parties acknowledge and agree that the Purchase Price (together with any assumed liabilities or other items constituting consideration for applicable Tax purposes) shall be allocated for Tax purposes among the assets of each of the Companies in the manner set forth on Schedule 2.3, for purposes of determining (a) Buyer’s special basis adjustment under Section 743(b) of the Code to the assets of REX and (b) the portion of the gain described in Section 751(a) of the Code to be realized by Seller.

ARTICLE 3
CLOSING

3.1           Closing.  Subject to fulfillment or waiver of the conditions in this Agreement, the Closing shall take place on the Closing Date.  The Closing shall take place at the offices of Bracewell & Giuliani LLP, 711 Louisiana Street, Suite 2300, Houston, Texas 77002, or such other place as the Parties may agree, at 10:00 a.m., Houston, Texas time, on the second Business Day after the conditions to close set forth in Articles 8 and 9 hereof have been satisfied or waived, but not before October 15, 2012, or at such other time as the Parties may agree; provided that, unless otherwise agreed by the Parties, the Closing shall take place concurrently with the closing of the transactions contemplated by the KMIGT PSA.  Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Articles 8 and 9 (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earliest to occur after October 15, 2012 of (a) any Business Day before or during the Marketing Period as may be specified by Buyer on no less than three (3) Business Days’ prior notice to Seller and (b) the first Business Day after the final day of the Marketing Period, subject in each case to the satisfaction or waiver of the conditions set forth in Articles 8 and 9 (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the fulfillment or waiver of all conditions at the Closing) as of the date determined in accordance with the foregoing clauses (a) or (b), or on such other date, time, or place as agreed to in writing by the parties hereto.  Unless otherwise agreed, all Closing transactions shall be deemed to have occurred simultaneously.

3.2           Closing Deliveries by Seller.  At the Closing, Seller will deliver or cause its Affiliates, as applicable, to deliver the following documents to Buyer:

(a)           a certificate executed on behalf of Seller by the president or any vice president of Seller, dated the Closing Date, representing and certifying that the conditions set forth in Sections 9.1 and 9.2 have been satisfied;

(b)           evidence of the Governmental Approvals and Third Party consents set forth on Schedule 3.2(b);

(c)           an assignment of limited liability company interests, executed by W2E, transferring the Purchased REX Interests to Buyer’s wholly-owned designee, free and clear of any Encumbrances, other than (i) Encumbrances that arise out of any actions taken by or on behalf of Buyer or its Affiliates (ii) restrictions on transfer arising under federal and state securities laws and (iii) restrictions arising under the REX LLC Agreement.

(d)           an assignment of limited liability company interests, executed by Seller, transferring the NatGas Interests to Seller, free and clear of any Encumbrances, other than (i) Encumbrances that arise out of any actions taken by or on behalf of Buyer or its Affiliates and (ii) restrictions on transfer arising under federal and state securities laws;

(e)           the written resignations of each of the Directors of REX designated by W2E and each of the officers of REX who are not Transferred Employees or nominees of the other Members, and the written resignations of each officer of NatGas, such resignations to be effective in each case concurrently with the Closing;

(f)            minute books, membership interest transfer ledgers (if any), and seal (if any) of each Company, provided that any of the foregoing items shall be deemed to have been delivered pursuant to this Section 3.2(f) if such item has been delivered to or is otherwise located at any office of any of the Companies;

(g)           a counterpart signature page to the Transition Services Agreement substantially in the form of Exhibit B (the “Transition Services Agreement”), duly executed by Seller;

(h)           a counterpart signature page to the Intellectual Property License Agreement substantially in the form of Exhibit C (the “Intellectual Property License Agreement”), duly executed by Seller or an Affiliate of Seller and the Companies;

(i)            the closing tax certificate described in Section 11.6; and

(j)            such other certificates, instruments of conveyance and documents required by this Agreement or as may be reasonably requested by Buyer prior to the Closing Date to carry out the intention and purposes of this Agreement.

3.3           Closing Deliveries by Buyer.  At the Closing, in addition to the payment of the Purchase Price (less the amount calculated under Section 7.3(e)) pursuant to Section 2.2, Buyer will deliver or cause its Affiliates, as applicable, to deliver the following documents to Seller:

(a)           a certificate executed by the president or any vice president of Buyer, dated the Closing Date, representing and certifying that the conditions set forth in Sections 8.1 and 8.2 have been satisfied;

(b)           evidence of the Governmental Approvals and Third Party consents set forth on Schedule 3.3(b);

(c)           a counterpart signature page to the Transition Services Agreement, duly executed by Buyer;

(d)           a counterpart signature page to the Intellectual Property License Agreement, duly executed by Buyer;

(e)           a legally binding agreement pursuant to which Buyer’s wholly-owned designee agrees to be bound by the REX LLC Agreement, such agreement to be in form and substance reasonably satisfactory to Seller, and to comply with the REX LLC Agreement; and

(f)            such other certificates, instruments of conveyance and documents required by this Agreement or as may be reasonably requested by Seller prior to the Closing Date to carry out the intention and purposes of this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the disclosures made by Seller in Seller’s Disclosure Schedules, Seller represents and warrants to Buyer as follows:

4.1           Organization of Seller.  Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2           Companies.

(a)           Organization.  Each Company is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of formation set forth opposite such Company’s name on Schedule 4.2(a).  Each Company has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as presently conducted.  Except as disclosed on Schedule 4.2(a), none of the Companies own, directly or indirectly, any capital stock or other equity securities of any other Person.

(b)           Qualification.  Each Company is duly qualified or licensed to do business as a limited liability company and is in good standing in the jurisdictions set forth opposite its name on Schedule 4.2(b), which are the only jurisdictions in which the property owned, leased or operated by such Company or the conduct of such Company’s business requires such qualification or licensing, except for jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           Ownership of Interests.  The ownership of the outstanding equity interests in each Company is disclosed on Schedule 4.2(c).  W2E owns the Purchased REX Interests and Seller owns the NatGas Interests, free and clear of all Encumbrances, other than (i) restrictions on transfer arising under federal or state securities Laws and, with respect to the Purchased REX Interests, imposed by the REX LLC Agreement or (ii) Encumbrances that arise out of any actions taken by or on behalf of Buyer or its Affiliates.  The Purchased Interests have been validly issued and are fully paid.

(d)           Rights to Acquire Equity.  There are outstanding (i) no securities of any Company convertible into or exchangeable for membership interests or other equity securities of any Company, (ii) no options or other rights to acquire from Seller, W2E or any Company, and no obligation of Seller, W2E or any Company to issue or sell, any membership interests or equity securities of any Company or any securities convertible into or exchangeable for such membership interests or equity securities, other than (A) the rights of Buyer to acquire the

Purchased Interests pursuant to this Agreement and (B) the rights of the Members pursuant to the REX LLC Agreement, and (iii) no equity equivalents or other similar rights of or with respect to any Company.  There are no outstanding obligations of any Company to repurchase, redeem, or otherwise acquire any of the foregoing membership interests, securities, options, equity equivalents, interests or rights.

4.3           Organizational Documents.  Seller has made available to Buyer accurate and complete copies of the organizational documents of REX and NatGas as currently in effect.  Except for the REX LLC Agreement, neither Seller nor W2E has entered into or agreed to be bound by any contract or agreement relating to the ownership, voting or transfer of the Purchased Interests or creating any obligation to make any capital contribution to any Company.  W2E is not in breach of or default under its obligations under the REX LLC Agreement.  W2E is not under any current obligation to contribute capital to REX.

4.4           Seller’s Authority.  Seller has full limited partnership power and authority to execute, deliver and perform this Agreement.  The execution, delivery and performance by Seller of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary limited partnership action of Seller.  This Agreement has been duly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

4.5           No Conflict.  Except as disclosed on Schedule 4.5, and except as may result from any facts or circumstances relating solely to Buyer or its Affiliates and assuming all consents, approvals, authorizations, filings, notifications and other actions disclosed on Schedule 4.6 have been made or obtained, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not and will not:

(a)           violate or breach, result in the creation or acceleration of any financial obligation under, or adjust any of the terms of, the organizational documents of REX, NatGas, W2E or Seller;

(b)           violate or breach any Law binding upon Seller, any Seller Affiliate, W2E or any Company, except for such violations or breaches as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or

(c)           result in any breach of, or constitute a default under, or give to any Third Party any rights of termination, consent, acceleration, cancellation of, or adjustment of any of the terms of, or result in the creation of any material Encumbrance (other than a Permitted Encumbrance) with respect to any of the assets of the Companies pursuant to, any note, bond, mortgage, deed of trust, indenture, contract, agreement, lease, license, Permit or other instrument to which Seller, any Seller Affiliate or any Company is a party or by which any of such assets is bound or affected, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.6           Consents and Approvals.  Subject to the FTC Order becoming final, FTC approval of Buyer as an acceptable purchaser of the Purchased Interests, no Governmental Approval and no material consent or approval of, or notification to, any other Person, is required to be made or obtained by Seller, any Seller Affiliate, W2E or any of the Companies in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (a) as disclosed on Schedule 4.6, (b) as may be necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates or (c) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.7           Permits.  Except as disclosed on Schedule 4.7, each Company holds all Permits necessary or required for the conduct of its business, except where the failure to hold such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as disclosed on Schedule 4.7, each of the Companies is in compliance with such Permits, and no Proceeding is pending or, to the Knowledge of Seller, threatened with respect to any alleged failure by any Company to have any such Permit or not to be in compliance therewith, except where any such failure to comply or any such pending or threatened Proceeding would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.8           Financial Statements; No Undisclosed Liabilities.  Schedule 4.8(a) contains (i) an audited balance sheet of REX as of December 31, 2011, and the related statement of income, statement of members’ equity and statement of cash flows for the fiscal year then ended, (ii) an unaudited balance sheet of NatGas as of December 31, 2011, and the related statement of income for the fiscal year then ended, (iii) an unaudited balance sheet of REX as of June 30, 2012 (the “Balance Sheet Date”), and the related statement of income, statement of members’ equity and statement of cash flows for the six-month period then ended, and (iv) an unaudited balance sheet of NatGas as of the Balance Sheet Date, and the related statement of income for the six-month period then ended (collectively, the “Financial Statements”).  Except as otherwise disclosed on Schedule 4.8(b), the Financial Statements fairly present, in all material respects, the financial position and results of operations of the Companies as of and for the periods covered thereby, in accordance with GAAP, consistently applied throughout the periods presented, except, in the case of interim Financial Statements, for the absence of notes and year-end adjustments required by GAAP.

4.9           Absence of Certain Changes.  Except as disclosed on Schedule 4.9, as contemplated by this Agreement or as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since the Balance Sheet Date, (i) there have not been any changes in the assets or financial condition of the Companies, (ii) the businesses of the Companies have been conducted in the ordinary course consistent with past practice, and (iii) no Company has suffered any loss, damage, destruction or other casualty to any of its property, plant, equipment or inventories (whether or not covered by insurance).

4.10         Tax Matters.  Except as disclosed on Schedule 4.10:

(a)           All Tax Returns required to be filed by or with respect to each Company have been filed on a timely basis (taking into account all extensions of due dates);

(b)           All Taxes due and payable, whether or not reflected on any Tax Return, by or with respect to any of the Companies have been paid in full;

(c)           There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income Tax matter or Tax Returns required to be filed by or with respect to any of the Companies;

(d)           None of the Tax Returns of or with respect to any of the Companies is currently being audited by any Taxing Authority, and there is no material dispute, claim, suit, investigation or assessment concerning any Tax liability of any Company;

(e)           No material deficiency for any Taxes has been assessed with respect to any Company that has not been abated, paid in full or adequately provided for in the Financial Statements, and there are no Encumbrances with respect to Taxes upon any of the assets of any of the Companies, except for Permitted Encumbrances;

(f)            REX is, and has been throughout its existence, treated as a partnership for federal income Tax purposes and NatGas is, and has been throughout its existence, treated as an entity disregarded from Seller for federal income Tax purposes;

(g)           To the Knowledge of Seller, no Company is a party to any pending action by any Taxing Authority nor has any action been threatened or contemplated in writing by any Taxing Authority, for assessment or collection of Taxes;

(h)           Any Tax sharing or allocation contracts, arrangements or understandings, whether written or oral, will have been terminated before the Closing with no obligations outstanding;

(i)            The Companies have complied with all applicable Laws relating to the withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code) and have, within the time and within the manner prescribed by Law, withheld and paid over to the proper taxing authorities all amounts required to be withheld and paid over under all applicable Laws in connection with amounts paid or owing to any employee, independent contractor, creditor, member and other third party; and

(j)            No written notice has been received, nor to the Knowledge of Seller has any oral notice been received, by any of the Companies from any Taxing Authority in a jurisdiction where such Company does not file Tax Returns stating that such Company is required to file Tax Returns with that jurisdiction.

4.11         Compliance With Applicable Laws.  Each of the Companies is in compliance with all applicable Laws (other than (A) Environmental Laws, as to which Seller’s sole representations and warranties are set forth in Section 4.16, (B) Laws relating to Taxes, as to which Seller’s sole representations and warranties are set forth in Section 4.10, and (C) the Laws identified in Section 4.21 (but not any Proceedings with respect thereto which are covered by the representations and warranties in Section 4.12), as to which Seller’s sole representations and warranties are set forth in Section 4.21), except (i) as disclosed on Schedule 4.11 and (ii) for noncompliance with applicable Laws which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.12         Legal Proceedings; Orders.  Except as disclosed on Schedule 4.12, there are no Proceedings pending or, to the Knowledge of Seller, threatened against any of the Companies, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Company is subject to any judgment, order, writ, injunction, or decree of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Notwithstanding the foregoing, Seller makes no representation or warranty in this Section 4.12 as to Proceedings, judgments, orders, writs, injunctions or decrees in which no Company has been named a party and which are, or contain issues, of broad applicability to, or which affect, the natural gas, natural gas liquids or pipeline industry, including any state or federal rulemaking or similar Proceeding of general applicability and any petition for review or appeal thereof.  Except as disclosed on Schedule 4.12, there is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates that seeks to restrain or prohibit or recover damages or obtain other relief in connection with the consummation of the transactions contemplated by this Agreement.

4.13         Properties.

(a)           Except (i) as disclosed on Schedule 4.13(a), (ii) for Permitted Encumbrances and (iii) for property rights terminated or disposed of (e.g., by sale or lease termination) after the Balance Sheet Date in the ordinary course of business consistent with past practice and where such termination or disposition would not and does not adversely affect the ability of the Companies to carry on their business as conducted by them on the date hereof, each of the Companies has (A) good and marketable fee simple title to the owned real properties (other than Easements) reflected in the Financial Statements, free and clear of Encumbrances, (B) a valid, binding and enforceable leasehold interest in each of the leased properties, as applicable, used by the Companies in the conduct of the business as conducted by them on the date hereof, free and clear of Encumbrances, and (C) good and defensible title to those material personal properties reflected in the Financial Statements, free and clear of Encumbrances.  Except as disclosed on Schedule 4.13(a), the real, personal and intangible properties owned by the Companies reflected in the Financial Statements, together with (1) real, personal or intangible property as to which one or more of the Companies holds a valid leasehold interest, license or Easement, (2) the properties and assets to be utilized to provide administrative services under the Transition Services Agreement, and (3) the properties and assets subject to the Intellectual Property License Agreement, constitute all of the property used in and reasonably necessary for the conduct of the business of the Companies as conducted by them on the date hereof (other than any insignificant items of personal or intangible property).

(b)           Except as disclosed on Schedule 4.13(b), there is no pending or, to Seller’s Knowledge, threatened condemnation of any part of the real property (excluding Easements) set forth in the Financial Statements by any Governmental Entity that would materially interfere with the Companies’ conduct of their respective businesses as conducted on the date hereof.

(c)           Except as disclosed on Schedule 4.13(c), each Company has the unrestricted right to use all material intellectual property used by it or that is necessary for its business as now conducted. None of such material intellectual property is subject to any pending or, to the Knowledge of Seller, threatened challenge or claim of infringement or misappropriation by any Third Party.

4.14         Material Agreements.

(a)           Set forth on Schedule 4.14(a) is a list of each of the following agreements and contracts to which any Company is a party or by which any Company or any of their respective properties is otherwise bound as of the date of this Agreement (each a “Material Agreement”):

(i)            contracts, agreements and instruments representing Indebtedness for Borrowed Money and all guarantees thereof;

(ii)           contracts containing covenants limiting the freedom of any of the Companies to engage in any line of business or compete with any Person or operate at any location;

(iii)          price swaps, hedges, futures or similar instruments;

(iv)          contracts to which any Company, on the one hand, and one of the Seller Affiliates, on the other hand, is a party or is otherwise bound;

(v)           contracts containing any preferential rights to purchase or similar rights relating to assets of any of the Companies;

(vi)          joint venture or partnership agreements, including any agreement or commitment to make any loan or capital contribution to any joint venture or partnership;

(vii)         contracts relating to the acquisition or disposition by a Company of any business (whether by acquisition or disposition of equity interests or assets) pursuant to which such Company has any remaining material obligation or  liability or benefit;

(viii)        contracts or agreements which, individually, require or entitle any Company to make or receive payments of at least $5,000,000 annually, provided that the calculation of the aggregate payments for any such agreement or contract shall not include payments attributable to any renewal periods or extensions for which such Company may exercise a renewal or extension option in its sole discretion; and

(ix)           licenses relating to intellectual property (whether as licensee or licensor) other than licenses with respect to software used or accessed by any Company under a “shrink wrap,” “click wrap,” or “off the shelf” software license that is generally commercially available on standard terms.

(b)           Except as disclosed on Schedule 4.14(b), each Material Agreement is valid and enforceable in all material respects in accordance with its terms against the Company that is party to such Material Agreement and, to the Knowledge of Seller, each other party thereto, subject in each case to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.  None of the Companies is in breach in any material respect of the terms of any such Material Agreement and, to the Knowledge of Seller, no other party to any Material Agreement is in breach of the material terms thereof.  None of the Companies have received any notice that any Person intends to cancel, modify, accelerate or terminate any Material Agreement or term thereof, or to exercise or not to exercise any options thereunder.  Seller has made available to Buyer accurate and complete copies of each Material Agreement.

4.15         Employee Matters.  Except as disclosed on Schedule 4.15, the Companies (i) have not, within the last six (6) years, had any employees, (ii) have not, within the last six (6) years, sponsored, participated in or contributed to any Benefit Plan, and (iii) have no material liability relating to any Benefit Plan, nor, to the Knowledge of Seller, does any condition or set of circumstances exist under which any Company would reasonably be expected to have any material liability with respect to any Benefit Plan.  No Company is a party to, or bound by, any collective bargaining agreement or contract with a labor union, and there are no unfair labor practice or labor arbitration Proceedings pending or, to Seller’s Knowledge, threatened against any Company.

4.16         Environmental.

(a)           Except as disclosed on Schedule 4.16, the business of each of the Companies has been conducted in compliance with all applicable Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as disclosed on Schedule 4.16, none of the Companies has received any written notice or demand letter from any Governmental Entity or Third Party indicating that such Company is in violation of, or liable under, any Environmental Law, which violation or liability has not heretofore been resolved with such Governmental Entity or Third Party and which violation or liability would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(b)           Except as disclosed on Schedule 4.16, to the Knowledge of Seller, the real property on which any of the Companies has conducted operations is in compliance with all applicable Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as disclosed on Schedule 4.16, none of the Companies has received any written notice or demand letter from any Governmental Entity indicating that such real property is in violation of any Environmental Law, which violation has not heretofore been resolved with such Governmental Entity and which violation would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(c)           Except as disclosed on Schedule 4.16, (i) the Companies have not owned, leased or operated a site that (A) pursuant to CERCLA or any similar state or foreign Law, has been placed or is proposed to be placed by any Governmental Entity on the “National Priorities List” or similar state or foreign list, as in effect as of the Closing Date, or (B) is involved with any voluntary cleanup program sponsored by a Governmental Entity, (ii) there is no uncured violation of any applicable Environmental Law that would reasonably be expected to have a Material Adverse Effect at any site or facility currently owned or operated by any of the Companies, and (iii) except as would not reasonably be expected to have a Material Adverse Effect, none of the Companies has been identified by any Governmental Entity as a potentially responsible party under CERCLA or any similar state or foreign Law with respect to any site, and no Hazardous Materials generated, transported or disposed of by or on behalf of the Companies have been found at any site where a Person has made written demand on any Company to conduct or pay for a remedial investigation, removal or other response action pursuant to any applicable Environmental Law.

(d)           Except as disclosed on Schedule 4.16, the Companies have not conducted operations or used the real property (i) as a landfill, (ii) impoundment, or (iii) other waste management unit.

(e)           Except as disclosed on Schedule 4.16, there are no underground storage tanks (as defined by applicable underground storage tank regulations) or underground storage tank-related piping systems, active or abandoned, on the real property on which any of the Companies conducts operations or, to the Knowledge of Seller, on any real property on which any of the Companies has conducted operations.

(f)            Except as disclosed on Schedule 4.16, there are no pending or currently effective contracts, orders, Permits or other directives of any Governmental Entity relating to the past or present construction, equipping, ownership, use, operation, sale, transfer or conveyance of the real property on which any of the Companies has conducted operations, that require any change in the present condition of such property or improvements, or any work, repairs, construction, containment, clean up, investigations, studies, monitoring, removal or remedial action or capital expenditures in order for such facilities or properties to be in compliance with all applicable Environmental Laws or Permits.

(g)           Except as disclosed on Schedule 4.16, there are no state or federal Encumbrances on any real property resulting from an environmental cleanup by any Governmental Entity.

(h)           All Hazardous Materials generated by the Companies’ operations and existing on the real property have been, to the extent required by applicable Environmental Laws, properly manifested and disposed off-site at licensed treatment, storage and disposal facilities.

4.17         Insurance.  Schedule 4.17 contains an accurate and complete list of all policies of insurance and bonds of any type in force on the date of this Agreement (including all occurrence based policies that provide coverage for events occurring in any of the three years prior to the date of this Agreement) with respect to the business of the Companies.  Except as disclosed on Schedule 4.17, all insurance policies maintained by the Companies (the “Company Insurance Policies”) are in full force and effect and all premiums due and payable on such policies have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date).  Schedule 4.17 contains an accurate and complete list of all insurance required by any Third Party to be maintained by any of the Companies.  No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by any of the Companies.

4.18         Brokerage Fees.  Except as disclosed on Schedule 4.18, none of the Companies, Seller nor any Seller Affiliate has retained any financial advisor, broker, agent or finder on account of this Agreement or the transactions contemplated hereby. The fees of all Persons listed on Schedule 4.18 will be paid by Seller.

4.19         Management Controls.  Seller (a) has designed, and operated in accordance with, disclosure controls and procedures to ensure that material information relating to the Companies is made known to the management of Seller by others within the Companies and (b) has disclosed, based on its most recent report prior to the date of this Agreement, to Seller’s auditors any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls.  Seller has made available to Buyer a summary of any such disclosure made by management to Seller’s auditors since January 1, 2010 as such disclosure pertains to the Companies.

4.20         Books and Records.  The books, records and accounts of each Company, in all material respects, (a) have been maintained in accordance with good business practices and on a basis consistent with prior years, (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of each Company, and (c) accurately and fairly reflect the basis for the Financial Statements.  Each Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets.

4.21         FERC Compliance.  Since January 1, 2009, each Company (and its businesses, operations and assets) has been in compliance (a) with the applicable provisions of the Interstate Commerce Act, and (b) with all applicable rules, regulations, orders, certificates and tariffs of the FERC and any state public utility commission having jurisdiction over any of the Companies’ businesses, operations or assets.  Each Company has duly filed all forms and reports required to be filed by or with respect to such Company (and its businesses, operations and assets) with the FERC and any state public utility commission having jurisdiction over any of the Companies’ businesses, operations or assets and such forms and reports have been prepared in accordance with applicable Laws, except to the extent that any noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.22         No Other Representations.  EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER TO BUYER AND HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ITS REPRESENTATIVES (INCLUDING WITHOUT LIMITATION ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER OR ITS REPRESENTATIVES BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF

SELLER OR ANY AFFILIATE THEREOF).  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF THE ASSETS OF ANY COMPANY (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).  SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING (A) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OF THE COMPANIES OR (B) THE POSSIBILITY, PROBABILITY OR LIKELIHOOD OF PROCEEDINGS ARISING FROM AND AFTER THE DATE HEREOF WHICH CHALLENGE THE RATES CHARGED ON ANY OF THE COMPANIES’ PIPELINE SYSTEMS.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to the disclosures made by Buyer in Buyer’s Disclosure Schedules, Buyer represents and warrants to Seller as follows:

5.1           Organization.  Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2           Buyer’s Authority.  Buyer has full limited partnership power and authority to execute, deliver and perform this Agreement.  The execution, delivery and performance by Buyer of this Agreement has been duly authorized by all necessary limited partnership action of Buyer and its equity owners.  This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

5.3           No Conflict.  Assuming all consents, approvals, authorizations and other actions described in Section 5.4 have been obtained and all filings and notifications listed in Section 5.4 have been made, and except as may result from any facts or circumstances relating solely to Seller or its Affiliates, the execution, delivery and performance of this Agreement by Buyer do not and will not:

(a)           violate or breach the limited partnership agreement or other organizational documents of Buyer or such Affiliate;

(b)           violate or breach any Law binding upon Buyer, except as would not reasonably be expected to materially impede Buyer’s ability to consummate the transactions contemplated by this Agreement; or

(c)           result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Buyer is a party or by which any of such assets or properties is bound or affected, except as would not reasonably be expected to materially impede Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.4           Consents and Approvals.  Subject to the FTC Order becoming final and FTC approval of Buyer as an acceptable purchaser of the Purchased Interests, no Governmental Approval and no consent or approval of, or notification to, any other Person, is required to be made or obtained by Buyer or any of its Affiliates in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except: (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected to materially impede Buyer’s ability to consummate the transactions contemplated by this Agreement; or (b) as disclosed on Schedule 5.4.

5.5           Financing.

(a)           (i)  Buyer has received (A) an executed commitment letter, dated as of the date of this Agreement (including all exhibits, schedules, annexes and amendments thereto and each related fee or engagement letter as of the date of this Agreement, the “Barclays Debt Commitment Letter”), from Barclays Bank PLC (“Barclays”) to provide Buyer with up to $1,025,000,000 in debt financing at the Closing (the “Debt Financing”), including a $150,000,000 revolving credit facility for working capital purposes (the “Revolving Credit Facility”), and (B) executed commitment letters, dated as of the date of this Agreement (including all exhibits, schedules, annexes and amendments thereto as of the date of this Agreement, the “Equity Commitment Letters” and, together with the Barclays Debt Commitment Letter and any Acceptable Additional Debt Commitment Letter, the “Commitment Letters”), from the Equity Investors to provide Buyer with up to $1,000,000,000 in equity financing (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(ii)           The proceeds of the Financing will be used to pay the Purchase Price, the purchase price payable under the KMIGT PSA, the fees and expenses relating to the transactions contemplated by this Agreement and the KMIGT PSA and general working capital for Buyer.  Buyer has provided Seller with an accurate and complete copy of each of the Commitment Letters (redacted for confidential terms, which redacted terms do not impose additional conditions precedent to the Financing and are not otherwise reasonably likely to impair or delay the Closing or the availability of the Financing on the Closing Date).

(iii)          The Equity Commitment Letters have been duly executed and delivered by Buyer and, to the Knowledge of Buyer, the Equity Investors and constitute valid and legally binding obligations of Buyer and, to the Knowledge of Buyer, each Equity Investor, enforceable against Buyer and, to the Knowledge of Buyer, each Equity Investor in accordance with their respective terms, except that such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (B) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(iv)          As of the date of this Agreement, the Barclays Debt Commitment Letter has been duly executed and delivered by Buyer and, to the Knowledge of Buyer, Barclays and constitutes the valid and legally binding obligation of Buyer and, to the Knowledge of Buyer, Barclays, enforceable against Buyer and, to the Knowledge of Buyer, Barclays in accordance with its terms, except that such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (B) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.  As of the date of its execution and delivery, any Acceptable Additional Debt Commitment Letter has been duly executed and delivered by Buyer and, to the Knowledge of Buyer, the Acceptable Lender party thereto and constitutes the valid and legally binding obligation of Buyer and, to the Knowledge of Buyer, such Acceptable Lender, enforceable against Buyer and, to the Knowledge of Buyer, such Acceptable Lender  in accordance with its terms, except that such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (B) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(v)           As of the date of this Agreement, (A) no Commitment Letter has been amended, restated or otherwise modified, (B) the financing commitments in each Commitment Letter have not been withdrawn, rescinded or terminated, (C) none of Buyer or, to the Knowledge of Buyer, any other parties thereto is in breach of any of the terms or conditions set forth in any Commitment Letter and (D) assuming the accuracy of the representations and warranties of Seller set forth in Article 4, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach on the part of Buyer under any term or condition of any Commitment Letter.

(vi)          Buyer has fully paid all commitment fees and other fees in connection with the Commitment Letters that are payable on or prior to the date of this Agreement.  There are no side letters or other agreements, arrangements or understandings (written or oral) relating to the Financing (other than the Commitment Letters and the Limited Guarantees) to which Buyer or, to the Knowledge of Buyer, any of its Affiliates (including the Equity Investors) is a party, and nothing in any redacted terms of the Commitment Letters, that impose additional conditions precedent to the Financing or are otherwise reasonably likely to impair or delay the Closing or the availability of the Financing on the Closing Date.

(b)           Assuming the accuracy of the representations and warranties of Seller set forth in Article 4 and the performance by Seller of its obligations under Section 7.18 and subject to the satisfaction or waiver of the conditions set forth in Articles 8 and 9, as of the date of this Agreement, Buyer has no reason to believe that any of the conditions to the Financing contemplated by the Commitment Letters will not be satisfied on the Closing Date or that the Financing or any portion thereof (other than as a result of the termination of this Agreement pursuant to Section 7.17) will otherwise not be available to Buyer on the Closing Date.  The net proceeds from the Financing, when funded in accordance with the Commitment Letters at the Closing, will constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and the KMIGT PSA pursuant to the terms of this Agreement and the KMIGT PSA, respectively, and be sufficient for the satisfaction of Buyer’s obligations under this Agreement in respect of the payment of the Purchase Price and Buyer’s obligations under the KMIGT PSA in respect of the payment of the purchase price thereunder.  There are no conditions precedent to the funding of the Financing (i) other than as expressly set forth in the Debt Commitment Letter, to the Lenders’ obligations to fund the Debt Financing and (ii) other than as expressly set forth in the Equity Commitment Letter, to the Equity Investors’ obligation to fund the Equity Financing.

5.6           Legal Proceedings.  There are no Proceedings pending or, to the Knowledge of Buyer, threatened seeking to restrain, prohibit or recover damages or obtain other relief in connection with consummation of the transactions contemplated by this Agreement.

5.7           Brokerage Fees.  Except as disclosed on Schedule 5.7, neither Buyer nor any of its Affiliates has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or the transactions contemplated hereby.  The fees of all Persons listed on Schedule 5.7 will be paid by Buyer.

5.8           Nature of Investment.  Buyer is acquiring the Purchased Interests for investment purposes only and not with a view toward resale or distribution thereof in violation of applicable securities Laws.  Buyer acknowledges that it can bear the economic risk of its investment in the Purchased Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Purchased Interests.  Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).  Buyer understands that none of the Purchased Interests will have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Purchased Interests will be characterized as “restricted securities” under federal securities Laws and that the Purchased Interests may not be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

5.9           Independent Investigation.  Buyer hereby acknowledges and affirms that (a) it has completed its own independent investigation, analysis and evaluation of the Companies, (b) it has made all such reviews and inspections of the business, assets, results of operations, condition (financial or otherwise) and prospects of the Companies as it has deemed necessary or appropriate and (c) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely on the representations and warranties set forth in this Agreement and Buyer’s own independent investigation, analysis and evaluation.

5.10         Limited Guarantees.  Concurrently with the execution of this Agreement, Buyer has delivered to Seller a Limited Guarantee, dated the date hereof, from each of the Equity Investors granting certain several assurances of performance by the Equity Investor to Seller (collectively, the “Limited Guarantees”).  To the Knowledge of Buyer, each Limited Guarantee has been duly executed and delivered by the applicable Equity Investor and constitutes a valid and legally binding obligation of each Equity Investor, enforceable against such Equity Investor in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.  To the Knowledge of Buyer, no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of any Equity Investor under its Limited Guarantee.

ARTICLE 6
CONDUCT OF COMPANIES PENDING CLOSING

6.1           Conduct of Business.  During the period from the date hereof to the Closing, Seller shall comply with the provisions of the FTC Order and the FTC Hold Separate Order and, except as set forth in Section 6.3, on Schedule 6.2 or otherwise provided in this Agreement, shall cause the Companies to conduct their respective businesses in the ordinary course, consistent with past practice and use Reasonable Efforts to preserve, maintain, and protect the assets, rights and properties of the Companies; provided, however, Seller and the Companies shall not be required to make any payments or enter into or amend any contractual agreements, arrangements or understandings to satisfy the foregoing obligation other than (i) to satisfy the FTC Order and the FTC Hold Separate Order or (ii) in the ordinary course of business consistent with past practice.

6.2           Pre-Closing Restrictions.  Without limiting the generality of Section 6.1 and except as set forth in Section 6.3, on Schedule 6.2 or otherwise provided in this Agreement, prior to the Closing, Seller shall not permit any of the Companies to engage in any of the following actions without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; provided that nothing in this Section 6.2 shall prevent Seller from satisfying the FTC Order and the FTC Hold Separate Order:

(a)           amend the limited liability company agreement or other governing documents of any Company;

(b)           (i) issue, sell or deliver any membership interests or any other equity securities or equity equivalents of any Company (including any options or convertible securities) or (ii) amend any of the terms of any securities of any Company outstanding as of the date hereof;

(c)           (i) split, combine, or reclassify its outstanding equity interests, (ii) declare, set aside or pay any non-cash distribution in respect of the outstanding equity of any Company, (iii) repurchase, redeem or otherwise acquire any securities of any Company or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company;

(d)           (i) create, incur, guarantee or assume any Indebtedness for Borrowed Money or otherwise become liable or responsible for the obligations of any other Person (other than a Company), (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Company) or (iii) mortgage or pledge any of its assets, tangible or intangible, or create any Encumbrance thereupon, other than Permitted Encumbrances;

(e)           acquire assets or sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets of any Company, except for any such transaction that is both (i) in the ordinary course of business consistent with past practice and (ii) not in excess of $1,000,000 individually or $5,000,000 in the aggregate or transactions contemplated by the capital expenditures budgets for the Companies;

(f)            acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof;

(g)           change in any material respect any of the accounting principles or practices used by any Company, except for any change required by reason of a concurrent change in GAAP;

(h)           settle any Proceeding against a Company unless such settlement (i) requires the payment of less than $1,000,000 by such Company, (ii) includes the unconditional release of such Company with respect to the subject matter of the Proceeding and (iii) does not impose any material obligations on any Company after the Closing;

(i)            make any capital expenditure (or series of related capital expenditures) other than (i) as set forth in the capital expenditure budgets made available to Buyer, (ii) as may be required to comply with Law, (iii) as may be reasonably required in response to any damage to or destruction of a Company’s principal properties or other emergency affecting a Company or (iv) additional capital expenditures that are not in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(j)            enter into, amend in any material respect or terminate any Material Agreement;

(k)           make any filings with the FERC other than in the ordinary course of business;

(l)            hire any employees, or adopt or agree to adopt, contribute to, or participate in any Benefit Plan; or

(m)          enter into any agreement or commitment to do any of the foregoing.

6.3           Limitation on Obligations.  Seller shall have no obligation pursuant to Section 6.1 or 6.2 to take or refrain from taking any action (or to cause a Company to take or refrain from taking any action) if the taking or refraining from taking of such action (a) is not within the power and authority of W2E pursuant to the terms of the REX LLC Agreement or within the power and authority of NatGas pursuant to the terms of the Operations Agreement, as applicable, or (b) would violate the terms of, or constitute a breach of any duty or obligation of W2E or NatGas to any other Person pursuant to, the REX LLC Agreement or the Operations Agreement,

as applicable.  Seller shall cause W2E to vote, or provide its consent with respect to, the Purchased REX Interests in favor of all matters reasonably necessary to consummate the transactions contemplated by this Agreement.

6.4           Payment of Indebtedness for Borrowed Money.  Prior to the Closing, Seller shall cause NatGas to pay in full all of its Indebtedness for Borrowed Money and pay or otherwise be released from all of its guarantees or obligations with respect to the Indebtedness for Borrowed Money of other Persons, including in each case all interest, expenses and prepayment premiums and penalties relating thereto.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1           Access to Information and Confidentiality.

(a)           Access.  Between the date hereof and the Closing, Seller: (i) shall give Buyer and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to such facilities, books and records of the Companies, in each case as is reasonably necessary to allow Buyer and its authorized representatives to verify the accuracy of any representation or warranty contained in Article 4; and (ii) shall cause officers of the Companies and Seller to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to the Companies as Buyer may from time to time reasonably request.  Seller shall have the right to have a representative present at all times during any such inspections and examinations conducted at the offices or other facilities or properties of Seller or the Companies.  In addition, between the date hereof and the Closing Date, Seller shall provide to Buyer reasonable access to its employees, provided that (A) Buyer shall advise Seller in advance of any meetings or communications with such employees and the general purpose of such meetings or communications and (B) other than with respect to any pre-employment interviews contemplated by Section 7.3, Seller shall have the right to have a representative present at all times during such meetings.  Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement and the REX LLC Agreement.  Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, any information the disclosure of which would jeopardize any privilege available to the Companies, Seller or any Seller Affiliate relating to such information or would cause Seller, any Seller Affiliate or any Company to breach a confidentiality obligation.

(b)           Retention by Seller.  Subject to Sections 7.1(d), 7.1(e) and 7.1(f), Seller and any Seller Affiliates may retain a copy of all data room materials and all books and records prepared in connection with the transactions contemplated by this Agreement, including (i) copies of any books and records which may be relevant in connection with the defense of disputes arising hereunder and (ii) copies of all financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of Seller or the Companies.

(c)           Record Preservation by Buyer.  Buyer shall preserve and keep for a period of at least five (5) years from the Closing Date all books and records of the Companies relating to the operation of the Companies prior to the Closing Date and shall make such books and records available to Seller upon reasonable request.  After such five (5) year period, before Buyer shall dispose of any of such books and records, Buyer shall give Seller at least ninety (90) days’ prior notice to such effect, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as Seller may select.  Notwithstanding the foregoing, Buyer agrees that it shall preserve and keep all books and records relating to any investigation instituted by a Governmental Entity or any Proceeding (whether or not existing on the Closing Date) of which it has Knowledge if Buyer reasonably recognizes that any possibility exists that such investigation or other Proceeding may relate to matters occurring prior to the Closing, without regard to the five (5) year period set forth in this Section 7.1(c).

(d)           From and after the date hereof, employees of Seller and Seller Affiliates shall not receive, have access to, use or continue to use, or disclose any Confidential Business Information (as defined in the FTC Order) pertaining to the Companies and their assets except in the course of:

(i)            performing their obligations as permitted under the FTC Order or the FTC Hold Separate Order;

(ii)           performing their obligations under this Agreement or the Transition Services Agreement; or

(iii)          complying with financial reporting requirements, obtaining legal advice, defending legal claims, investigations, or as required by Law.

To the extent Seller and Seller Affiliates no longer have a need for Confidential Business Information pursuant to this Section 7.1(d), Seller will offer to deliver such Confidential Business Information to Buyer.  If Buyer does not desire the receipt of such Confidential Business Information, then Seller shall cause the destruction of such Confidential Business Information (and certify such destruction if requested by Buyer).

(e)           If the receipt, access to, use, or disclosure of Confidential Business Information pertaining to the Companies or their assets is permitted to employees of Seller and Seller Affiliates under Section 7.1(d), Seller and Seller Affiliates shall limit such information (i) only to those Persons who require such information for the purposes permitted under Section 7.1(d), (ii) only to the extent such Confidential Business Information is required, and (iii) only after such Persons have signed an appropriate agreement in writing to maintain the confidentiality of such information.

(f)            Seller and Seller Affiliates shall enforce the terms of Section 7.1(d) and Section 7.1(e) as to any Person other than Buyer and take such action as is necessary to cause each such Person to comply with Section 7.1(d) and Section 7.1(e), including training of the employees of Seller and Seller Affiliates and all other actions that Seller would take to protect its own trade secrets and proprietary information.

7.2           Regulatory and Other Authorizations and Consents.

(a)           Filings; Additional Actions.  Each Party shall use Reasonable Efforts to obtain all Governmental Approvals that are or become necessary for its execution and delivery of, and the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby and shall use its Reasonable Efforts to cooperate with the other Party in promptly seeking to obtain all such Governmental Approvals.  Without limiting the generality of the foregoing, each Party shall as promptly as practicable use its Reasonable Efforts to (i) prepare and furnish all reasonably necessary applications, information and documentation (including furnishing all information requested by any Governmental Entities) in connection with obtaining such Governmental Approvals, (ii) take all other actions reasonably necessary to demonstrate to the FTC that Buyer is an acceptable purchaser of the Purchased Interests and (iii) obtain FTC approval of Buyer as an acceptable purchaser of the Purchased Interests and assist in causing the FTC Order to become final without adverse modification.

(b)           Third Party Consents.  The Parties shall use Reasonable Efforts to obtain, and to cooperate with each other in obtaining, any consents of Third Parties required in connection with the transactions contemplated by this Agreement, which Reasonable Efforts of Buyer shall include providing to such Third Parties such financial information with respect to Buyer as such Third Parties may reasonably request.  Without limiting the generality of the foregoing, Seller shall cause W2E to deliver the Transfer Notice required by Section 7.1.2 of the REX LLC Agreement within five (5) Business Days following the date of this Agreement.  The Transfer Notice shall include the information required by Section 7.1.2 of the REX LLC Agreement and shall be accompanied by the offer to pay each other Member the Make-whole Amount in accordance with Section 7.5 of the REX LLC Agreement.

7.3           Employee Matters.

(a)           Seller’s Employees.  Set forth on Schedule 7.3(a)-1 is a list of employees of Seller or Seller Affiliates who provide significant services to the Companies and who are available for hire by Buyer (the “Available Employees”).  The list of Available Employees will be consistent with the obligations in the FTC Order and the FTC Hold Separate Order.  Schedule 7.3(a)-1 lists the Available Employees by name, classification (exempt or nonexempt), job title, location or department and date of hire.  Seller shall be entitled to update Schedule 7.3(a)-1 as necessary at any time prior to Closing to reflect any employment changes.  Buyer shall conduct pre-employment interviews with the Available Employees, and Seller shall provide reasonable access to such employees following the date of this Agreement.  No later than fifteen (15) days following the date of this Agreement, Buyer will provide to Seller a list of the Available Employees to whom Buyer intends to offer employment.  Prior to the Closing Date, Seller shall not make any offer of employment to any Available Employee to whom Buyer has indicated an intent to offer employment.  Buyer shall not communicate any such intent to the Available Employees directly, without the prior written consent of Seller.  Any offer of employment by Buyer to any Available Employee shall be effective as of the Closing Date at a base pay for a period of at least 12 months that is not less than the Available Employee’s base pay set forth on a schedule thereof provided to Buyer, as the same may be amended prior to Closing.  At least five (5) days prior to the anticipated Closing Date, Buyer shall deliver to Seller a list of the Available Employees who have received an offer of employment from Buyer and who have accepted employment with Buyer (the “Transferred Employees”), and each Available Employee who has rejected Buyer’s offer of employment.  Buyer shall reimburse Seller for all severance costs under the terms of Seller’s or its Affiliate’s severance plan attached to Schedule 7.3(a)-2, for any Available Employee who does not receive an offer of employment from Buyer and is terminated by Seller or a Seller Affiliate before, on or within ninety (90) days after the Closing Date.  Buyer shall be responsible for any costs incurred by Seller or Seller Affiliates on or prior to the Closing Date associated with the Transferred Employees that Seller and/or its Affiliate would not have incurred but for the transactions contemplated by this Agreement, including relocation expenses, to the extent such costs have been incurred with Buyer’s prior written consent; provided, however, the foregoing shall not include any expenses incurred by Seller or Seller Affiliates pursuant to Paragraph II.E.4 of the FTC Order.  Buyer shall take no employment action, including any plant closing, mass layoff, change of conditions of employment or employment loss within the meaning of the Worker Adjustment Retraining Notification Act, 29 U.S.C. Sec. 2101 et. seq.  (“WARN Act”), for a period of at least ninety (90) days after Closing, which causes Losses to Seller under the WARN Act.  Buyer shall employ each Transferred Employee for a period of at least twelve (12) months beginning on the Closing Date (unless earlier terminated for Cause or unless Buyer pays severance (to the extent applicable) pursuant to the terms of Seller’s or its Affiliate’s severance plan attached to Schedule 7.3(a)-2).  For purposes of calculating the amount of severance benefit under such severance plan, Buyer shall ensure that each Transferred Employee’s period of service with Seller and/or its Affiliates prior to the Closing Date is taken into account as set forth in Section 7.3(b)(i).  In addition to the foregoing, Seller and Seller Affiliates shall comply with Paragraph II.E. and Paragraph II.G. of the FTC Order.  For purposes of Paragraph II.E.4. of the FTC Order, the individuals listed on Schedule 7.3(a)-3 are hereby designated as “KM Key Employees”.  Seller and Seller Affiliates shall pay to the KM Key Employees the maximum bonus contemplated by Confidential Appendix A to the FTC Order.

(b)           Benefits.

(i)            Buyer shall cause benefits, as determined by Buyer in its sole discretion, to be provided to each Transferred Employee for a period of at least 12 months beginning on the Closing Date (unless earlier terminated for Cause or unless Buyer pays severance (to the extent applicable) pursuant to the terms of Seller’s or its Affiliate’s severance plan attached to Schedule 7.3(a)-2).  No later than the Closing Date, Seller will provide to Buyer the Transferred Employees’ recognized credited service, current vacation balances and participation, vesting and, as applicable, benefit accrual periods of service amounts under the applicable employee benefit plans of Seller and/or its Affiliates as of the day immediately prior to the Closing Date.  Buyer shall ensure that all of its benefit plans in which the Transferred Employees participate after Closing, without duplication of benefits, recognize each Transferred Employee’s years of service with Seller and/or its Affiliates (together with any predecessors thereof that previously employed any such Transferred Employees and as to which Seller and/or its Affiliates recognizes such years of service) prior to the Closing for eligibility and vesting purposes, and Buyer shall recognize such years of service for benefit accrual purposes under Buyer’s vacation/paid time off plan or policy, service award program, sickness plan, short-term disability plan and long-term disability plan, in each such case to the extent Buyer and/or its Affiliates sponsor such a plan.

(ii)           With respect to each Transferred Employee who, during 2012, elects to participate in Buyer’s welfare benefit plans, and such Transferred Employee’s dependents, Buyer shall waive any pre-existing condition exclusions to coverage and any waiting period or service requirements that did not exist or was otherwise satisfied under Seller’s and/or its Affiliate’s comparable welfare benefit plans.  For each Transferred Employee who enrolls in Buyer’s health plan during 2012, Buyer shall also apply towards any deductible requirements and out-of-pocket maximum limits under its health plans applicable to the year of Closing, any amounts paid by such Transferred Employee toward such requirements and limits under Seller’s and/or its Affiliate’s health plans.  Seller will provide the necessary information to Buyer within 30 days after the end of the calendar month following the calendar month in which the Closing occurs.

(iii)          Buyer shall honor the Transferred Employees’ accrued vacation entitlement as of the Closing Date, including the vacation bank for certain Transferred Employees as set forth on Schedule 7.3(b)(iii) to this Agreement.  From and after the Closing Date, the Transferred Employees shall accrue vacation time under Buyer’s vacation policy; provided, however, that, for calendar year 2012 only, any Transferred Employee who, based on his or her credited service with Seller or a Seller Affiliate as of the Closing Date, would be entitled for calendar year 2012 to a greater vacation accrual under Seller’s and/or its Affiliate’s vacation policy than under Buyer’s vacation policy shall be entitled to such greater vacation accrual for calendar year 2012 under Buyer’s vacation policy.

(iv)          Nothing herein shall be deemed to (A) give rise to any rights, claims, benefits or causes of action to a Transferred Employee or any beneficiary thereof or (B) prevent, restrict or limit Buyer, following the Closing Date, from modifying or terminating any of its benefit plans, programs or policies from time to time as it may deem appropriate, subject only to compliance with the express provisions of this Section 7.3 for the benefit of Seller.

(v)           Seller shall remain responsible for all claims for health, accident, sickness and disability benefits that are deemed incurred prior to the Closing Date by Transferred Employees or their eligible dependents, and Buyer shall be responsible for all such claims by Transferred Employees or their eligible dependents that are incurred on or after the Closing Date. For purposes of this paragraph, (A) a claim for health benefits not related to an accident, injury or disability (including, without limitation, claims for medical, prescription drug and dental expenses) will be deemed to have been incurred on the date on which the actual medical service, treatment or material was rendered to or received by the Transferred Employee or eligible dependent claiming such benefit, (B) a claim for accident, injury or disability benefits based on an injury occurring on or prior to the Closing Date will be deemed to have been incurred prior to the Closing Date, and (C) in the case of any claim for benefits other than those designated in the preceding clauses (A) and (B) (such as claims for life insurance), a claim will be deemed to have been incurred upon the occurrence of the event giving rise to such claim.  Claims for workers’ compensation benefits for Transferred Employees arising out of occurrences prior to the Closing Date shall be the responsibility of Seller.  Claims for workers’ compensation benefits for Transferred Employees arising out of occurrences on or after the Closing Date shall be the responsibility of Buyer.

(c)           Non-Solicitation by Buyer.  For a period of two (2) years after the Closing, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly cause, solicit, induce or encourage any employee of Seller or its Affiliates with whom Buyer interacted as part of the transactions contemplated by this Agreement to leave his or her employment with Seller or its Affiliates; provided, however, the foregoing shall not prohibit (i) general solicitations of employment not specifically directed toward such employees or the hiring of such employees in response thereto, (ii) the hiring, employment or engagement of any such employee who presents himself or herself for employment without direct or indirect solicitation by Buyer or any Affiliate of Buyer or (iii) offers of employment after the Closing to Available Employees who do not become Transferred Employees.  For purposes of this Section 7.3(c), the Equity Investors and each of their respective Affiliates will not be considered Affiliates of Buyer.

(d)           Non-Solicitation by Seller.  For a period of one (1) year after the Closing, Seller shall not, and shall cause its Affiliates not to, hire any Transferred Employee.

(e)           Annual Bonus.  For 2012, Buyer will pay each Transferred Employee an annual performance bonus that is no less than the amount of annual performance bonus that such Transferred Employee received from Seller or a Seller Affiliate under the Annual Incentive Plan of Kinder Morgan, Inc. for 2011 (but not including any long term incentive plan payments or growth share payments relating to Seller or its direct and indirect parents), a true and complete list of which has been provided by Seller to Buyer.  The Purchase Price will be reduced by an amount equal to the amount of the aggregate annual performance bonus paid to the Transferred Employees during 2011 multiplied by a fraction the numerator of which is the number of calendar days in 2012 ending on (and including) the Closing Date and the denominator of which is 366.

(f)            Long-Term Incentive Grants.  At the Closing, Buyer will assume the obligations of Kinder Morgan, Inc. to pay in cash on July 17, 2015 (or such later date as is specified in the applicable long term incentive plan award) to each Transferred Employee the amount of the long term incentive plan awards granted by Kinder Morgan, Inc. to such Transferred Employees on July 17, 2012.  Seller has made available to Buyer a list of such long term incentive plan awards granted to Available Employees and the form of the agreement to be entered into with each Transferred Employee relating thereto. At or prior to Closing, Seller will cash-out and settle any long term incentive plan awards granted by Kinder Morgan, Inc. to all Transferred Employees prior to July 17, 2012 and Buyer shall have no obligation with respect to any such awards.

(g)           WARN Act.  Buyer and Seller shall cooperate with each other in causing the appropriate Person to send notices, if any are required in connection with, or as a result of, the transactions contemplated hereby, in connection with the WARN Act, or any similar state or local Law, to employees prior to the Closing Date in order to limit any liability and/or commence any notice period arising under the WARN Act, or any similar state or local Law.

7.4           Public Announcements.  Neither Party (nor any of their respective Affiliates) shall issue any press release or similar public announcement pertaining to this Agreement or the transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, as reasonably determined by the Party issuing such press release or making such public announcement, in which case such issuing or announcing party shall provide at least twenty-four (24) hours prior notice of such press release or public announcement to the other Party for review and comment.

7.5           Supplemental Disclosure.  Each Party agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party shall have the continuing obligation until the Closing to supplement or amend promptly such Party’s Disclosure Schedule with respect to any event, condition, fact or circumstance that occurs or arises after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by such Party in this Agreement if such event, condition, fact or circumstance had occurred or arisen prior to the date of this Agreement.  The Party supplementing or amending its Disclosure Schedules (the “Disclosing Party”) shall deliver a copy of the amendment or supplement (in either case, the “Supplemental Disclosure”) to the other Party (the “Receiving Party”).  The Receiving Party will have ten (10) days after receipt (the “Termination Period”) in which to review the Supplemental Disclosure.  If a Supplemental Disclosure discloses facts that would constitute a breach of the Disclosing Party’s representations and warranties hereunder and such breach would reasonably be expected to result in the failure of the Receiving Party’s condition to closing specified in Section 8.1 or 9.1, as applicable, to be satisfied at the Closing, the Receiving Party may terminate this Agreement by delivering a termination notice to the Disclosing Party within the Termination Period (which termination notice shall specify the representation or warranty breached, identify the specific facts in the Supplemental Disclosure that constitute the breach, and describe why the failure of such condition would reasonably be expected to occur).  If this Agreement is not terminated as a result of such Supplemental Disclosure, the Supplemental Disclosure shall be disregarded after the Closing for purposes of determining whether there has been a breach of the Disclosing Party’s representations and warranties contained in this Agreement.

7.6           Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense, whether or not the Closing shall have occurred.  Except as expressly set forth in Section 7.14, in no event shall the Companies be liable for any expenses of Seller associated with the transactions contemplated by this Agreement.

7.7           Damage or Casualty Loss.  In the event of damage by fire or other casualty to the properties or assets of any Company prior to Closing that does not result in a Material Adverse Effect, Seller shall, at its option, (a) in the case of NatGas (i) repair such damage at Seller’s sole cost and retain all insurance proceeds (and the rights thereto) related to such damage, (ii) collect (and when collected pay over to Buyer) any insurance proceeds received by Seller related to such damage, (iii) assign to Buyer such insurance proceeds received by Seller or (iv) reduce the Purchase Price by the amount necessary to repair such damage; provided, that Seller may elect either clause (a)(ii) or clause (a)(iii) only if the insurance is in an amount adequate to permit

Buyer to repair such damages in all material respects and (b) in the case of REX (i) to the extent the damage is in excess of the insurance coverage of REX plus the applicable deductible, Seller shall reduce the Purchase Price by 50% of the amount of such excess and (ii) to the extent REX distributes insurance proceeds to its members prior to the Closing without fully restoring the damage, Seller shall reduce the Purchase Price by the amount of any such distribution received by W2E.  To the extent Seller, any Seller Affiliate or any Company receives the proceeds from any business interruption insurance policy, any portion of such proceeds that is attributable to business interruption occurring on or after the Closing Date shall be transferred to and retained by the Companies.

7.8           Removal of Retained Marks.  Retained Marks will appear on some of the assets of the Companies, including on signage throughout the real property and pipeline rights of way of the Companies, and on supplies, materials, stationery, brochures, advertising materials, manuals and similar consumable items of the Companies.  Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the Retained Marks.  Buyer shall, (a) within one hundred eighty (180) days after the Closing Date, remove the Retained Marks from the assets of the Companies, including signage on the real and personal property of the Companies, and provide written verification thereof to Seller promptly after completing such removal and (b) within two (2) weeks after the Closing Date, return or destroy (with certification of destruction) all stationery, brochures, advertising materials, manuals and similar consumable items of the Companies that contain any Retained Marks that are not removable.  Buyer will not conduct any business or offer any goods or services under the Retained Marks.  Buyer will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any Retained Marks or otherwise operate the Companies in any manner which would or might confuse any Person into believing that Buyer has any right, title, interest or license to use the Retained Marks.

7.9           Cash Distributions; Payments under Operations Agreement.  Buyer shall pay to Seller, within three (3) Business Days following the receipt by Buyer, the full amount of (i) any cash distribution received from REX and (ii) any payments received by Buyer or NatGas from REX pursuant to the Operations Agreement, in each case with respect to any quarterly, monthly or other period that ends prior to the Closing Date, but which is paid after the Closing.  Any such distribution or payment with respect to the quarterly, monthly or other period in which the Closing occurs shall be divided between Seller and Buyer on a pro-rata basis, based on the number of days during such relevant period which the Purchased Interests are owned by Buyer and Seller, respectively.  Within three (3) Business Days following the payment by REX to Buyer or NatGas of any such distribution or payment, Buyer shall pay to Seller an amount equal to such distribution or payment multiplied by a fraction, the numerator of which is the number of days in the relevant period (including the Closing Date) on which the Purchased Interests are owned by Seller and the denominator of which is the total number of days in such relevant period.  If such distribution or payment is made by REX to Seller, then within three (3) Business Days following the payment by REX to Seller of such distribution or payment, Seller shall pay to Buyer an amount equal to such distribution or payment multiplied by a fraction, the numerator of which is the number of days in the relevant period (not including the Closing Date) on which the Purchased Interests are owned by Buyer and the denominator of which is the total number of days in such relevant period.

7.10         Replacement of Bonds, Letters of Credit and Guarantees.  Buyer shall use Reasonable Efforts to (i) obtain, or cause to be obtained in the name of Buyer, simultaneously with Closing, replacements for the bonds, letters of credit and guarantees identified on Schedule 7.10 and such other bonds, letters of credit and guarantees posted (or supported) by Seller or any of its Affiliates that may arise between the date hereof and the Closing in the ordinary course of business consistent with past practice, subject to written notice from Seller to Buyer of the creation of any such obligation (collectively, the “Financial Guaranties”) and (ii) cause, effective as of the Closing, the cancellation or return to Seller of the Financial Guaranties.  Seller shall provide reasonable cooperation to Buyer in connection therewith.  Buyer shall, and shall cause each of the Companies, jointly and severally,  to indemnify and hold harmless Seller and each Seller Affiliate from and against any and all Losses arising from or relating to any Financial Guaranty that is not either released or expired in accordance with its terms.

7.11         Required Amendments.  Without limiting the other provisions of this Article 7, and subject to Section 13.3, each Party agrees to make any and all amendments or modifications to this Agreement to meet the requirements of the FTC Order or the FTC Hold Separate Order, or as are required by the FTC in order to obtain FTC approval of this Agreement and of Buyer as an acceptable purchaser of the Purchased Interests, provided that any such amendments are not, individually or in the aggregate, materially adverse to Seller or its Affiliates, or Buyer or its Affiliates, respectively.

7.12         Excluded Assets.  Notwithstanding Article 6 hereof, the transactions contemplated by this Agreement exclude, and prior to the Closing Date Seller shall cause the Companies to transfer to Seller or any Seller Affiliates, the Excluded Assets.  Notwithstanding anything to the contrary provided elsewhere in this Agreement, Seller’s representations and warranties in Article 4 shall not apply to any of the Excluded Assets.

7.13         Termination of Affiliate Contracts.  At or prior to the Closing, Seller shall terminate or cause to be terminated each of the contracts listed on Schedule 7.13.

7.14         Delivery of Financial Statements.  At least 15 Business Days prior to the Closing, Seller shall deliver or cause to be delivered to Buyer accurate and complete copies of (i) the unqualified audited carve-out financial statements of each Company for the three years ended December 31, 2011, including audited carve-out balance sheets as of December 31, 2009, 2010 and 2011, and the related audited carve-out statements of income, member’s equity and cash flows for the three fiscal years then ended, prepared in accordance with GAAP and audited by the Companies’ independent certified public accountants, including the notes thereto, (ii) the unqualified audited combined carve-out financial statements for the Companies (and the entities to be acquired pursuant to the KMIGT PSA), for the three years ended December 31, 2011, including audited combined carve-out balance sheets as of December 31, 2009, 2010 and 2011, and the related audited combined carve-out statements of income, member’s equity and cash flows for the three fiscal years then ended, prepared in accordance with GAAP and audited by the Companies’ independent certified public accountants, including the notes thereto, (iii) the unaudited carve-out financial statements of each Company for any quarterly interim period or periods of the Companies ending more than 45 days prior to the Closing Date, together with unaudited financial statements for the corresponding period of the prior year, prepared in accordance with GAAP, and (iv) the unaudited combined carve-out financial statements for the

Companies (and the entities to be acquired pursuant to the KMIGT PSA), for any quarterly interim period or periods of such entities ending more than 45 days prior to the Closing Date, together with unaudited financial statements for the corresponding period of the prior year, prepared in accordance with GAAP and, with respect to the quarter ended June 30, 2012, reviewed by the independent accountants for the Companies as provided in the Statement on Auditing Standards No. 100. If requested, Seller shall execute and deliver to the external audit firm that audits such financial statements such representation letters, in form and substance customary for representation letters provided to external audit firms by management of a company whose financial statements are the subject of an audit or are the subject of a review pursuant to Public Company Accounting Oversight Board (PCAOB) AU Section 722 (Interim Financial Information), as may be reasonably requested by such audit firm, with respect to such financial statements, including, as requested, representations regarding internal accounting controls and disclosure controls.

7.15         Assistance with Financial Information.  Commencing on the Closing Date and continuing until March 31, 2016, Seller shall (and shall use Reasonable Efforts to cause its accountants, counsel, agents and other third parties to) reasonably cooperate with Buyer and its Affiliates and their representatives in connection with the preparation of financial data (including financial statements) relating to the Companies and W2E that may be required to be included in any filing with the SEC or other Governmental Entity, in each case at the sole cost and expense of Buyer.

7.16         Make-whole Amount; Other Expenses.

(a)           Seller shall cause W2E to pay COPREX, LLC and P&S Project I, LLC (or their respective successors in interest) the Make-whole Amount (as defined in Section 7.5 of the REX LLC Agreement) or the amount of the indemnity contemplated by the last sentence of Section 7.5 of the REX LLC Agreement, as applicable.

(b)           Seller shall cause W2E to pay or otherwise hold harmless COPREX, LLC and P&S Project I, LLC (or their respective successors in interest) from the costs, expenses and liabilities contemplated by Section 7.2(c) of the REX LLC Agreement.

(c)           Seller shall cause W2E to pay all costs, expenses and liabilities (including reasonable attorneys’ fees and disbursements, consent fees and reimbursement of lender expenses, if applicable) incurred by REX in connection with obtaining any consents listed on Schedule 3.2(b) to be obtained from any lender to REX.

(d)           Seller shall cause W2E to pay all capital contributions or commitments (including the payment in full of any promissory notes relating thereto) required to be paid prior to Closing by W2E under the REX LLC Agreement, if any.

7.17         Break-Up Fee.  If either or both of COPREX LLC or P&S Project I, LLC (or their respective successors in interest) elect to purchase all of the Purchased REX Interests pursuant to Section 7.1.3 of the REX LLC Agreement, Seller shall promptly notify Buyer of such election and this Agreement shall immediately terminate.  Within ten days after such election Seller shall pay to Buyer a break-up fee in the amount of one percent (1%) of the Purchase Price, by wire transfer of immediately available funds to a bank account or accounts to be designated in writing by Seller.

7.18         Financing.

(a)           Buyer shall use its reasonable best efforts to cause the Equity Investors to pay to Buyer, within 15 Business Days after the date of this Agreement, an aggregate amount equal to the Buyer Fee (with each Equity Investor to pay the amount specified in its Equity Commitment Letter as its pro rata share of the Buyer Fee under this Agreement).  Buyer will provide evidence of these payments (or such payments as have been received by Buyer as of such time) within 17 Business Days after the date of this Agreement and, thereafter, from time to time upon request of Seller (but not more often than weekly).  Buyer shall hold the funds delivered by the Equity Investors until such funds are applied or disbursed as follows: (i) if the Closing occurs, then the funds shall be applied toward satisfaction of each Equity Investor’s Commitment (as defined in its Equity Commitment Letter); (ii) if (A) this Agreement is terminated pursuant to Section 10.1(c) or 10.1(f), (B) Buyer is required to pay to Seller the Buyer Fee pursuant to Section 10.2(b) and (C) with respect to a termination pursuant to Section 10.1(c), Seller has not elected to assert a claim against a Defaulting Equity Investor under Section 10.2(c) in lieu of receiving the Buyer Fee, then Buyer shall apply such funds toward payment to Seller of the Buyer Fee; (iii) if (A) this Agreement is terminated pursuant to Section 10.1(c) as a result of a Debt Funding Failure and (B) Buyer is required to pay to Seller the Buyer Debt Fee pursuant to Section 10.2(b), then Buyer shall apply such funds toward payment to Seller of the Buyer Debt Fee due under this Agreement and shall pay the balance of such funds to the Equity Investors; (iv) if this Agreement is terminated and clause (ii) or (iii) above is not applicable, then Buyer shall return the funds to each Equity Investor or (v) if an Equity Investor is replaced by a substitute equity investor pursuant to an Alternate Financing, then Buyer shall pay the replaced or substituted Equity Investor its share of such funds. Buyer may substitute funds paid by one or more Equity Investors to the extent related to an Alternate Financing involving one or more substitute Equity Investors. Buyer shall use reasonable best efforts (x) to satisfy (or obtain the waiver of) on a timely basis all conditions to obtaining the Equity Financing applicable to Buyer or its Affiliates set forth in the Equity Commitment Letters, (y) to comply in all material respects with its obligations under the Equity Commitment Letters and (z) to enforce the Equity Investors’ obligations in the Equity Commitment Letters (although Buyer shall have sole discretion to determine the manner and method of such enforcement, including whether or not to institute litigation in respect thereof).

(b)           Buyer shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, do, or cause to be done, all things necessary, proper or advisable under applicable Law, and to execute and deliver, or cause to be executed and delivered, such instruments and documents as may be necessary, proper or advisable to arrange and obtain the Debt Financing as promptly as reasonably practicable on the terms and subject to the conditions described in the Debt Commitment Letter, including (i) to negotiate and enter into definitive agreements (the “Definitive Agreements”) with respect to the Debt Financing on the terms and subject to the conditions contained in the Debt Commitment Letter or on such other terms as Buyer and the Lenders agree so long as the terms of the Definitive Agreements (x) do not reduce the net amount of the Debt Financing in a manner that is reasonably likely to impair or delay the Closing or the date on which the Debt Financing would be obtained, (y) do not contain material additional conditions to the funding of the Debt Financing other than those contained in the Debt Commitment Letter and (z) are otherwise not reasonably likely to adversely impact the ability of Buyer to enforce its rights against the other parties to the Debt Commitment Letter (although Buyer shall have sole discretion to determine the manner and method of such enforcement, including whether or not to institute litigation in respect thereof) or otherwise impair or delay the Closing or the date on which the Debt Financing would be obtained, (ii) to satisfy (or obtain the waiver of) on a timely basis all conditions to obtaining the Debt Financing applicable to Buyer or its Affiliates set forth in the Debt Commitment Letter, (iii) to comply in all material respects with its obligations under the Debt Commitment Letter, (iv) to prepare and deliver to the Lenders the Facilities Marketing Materials promptly following receipt by Buyer from Seller of the information to be provided by Seller pursuant Section 7.18(e)(i), (v) to enforce all of its rights under the Debt Commitment Letter (although Buyer shall have sole discretion to determine the manner and method of such enforcement, including whether or not to institute litigation in respect thereof) and (vi) to consummate the Debt Financing contemplated by the Debt Commitment Letter at the Closing.  For purposes of clause (iv) above, if Seller shall in good faith reasonably believe that it has delivered to Buyer the information to be provided by Seller pursuant to Section 7.18(e)(i), Seller may deliver to Buyer written notice to that effect (stating when Seller believes it completed the applicable delivery), in which case such information shall be deemed to have been delivered on the date of the applicable notice, in each case unless Buyer in good faith reasonably believes that Seller has not completed delivery of such information and, within three (3) Business Days after its receipt of such notice from Seller, Buyer delivers a written notice to Seller to that effect (stating with specificity the information to be provided by Seller pursuant to Section 7.18(e)(i) that have not been delivered).

(c)           Buyer shall give Seller prompt notice upon becoming aware of any breach or termination of any Commitment Letter. Buyer shall keep Seller informed on a timely basis and in reasonable detail of any material developments relating to the Financing. Buyer shall refrain from taking, directly or indirectly, any action that is reasonably likely to result in the failure of any of the conditions contained in any Commitment Letter or any Definitive Agreement.  Buyer shall not amend, modify or waive any provision of any Equity Commitment Letter without Seller’s prior written consent. Buyer shall promptly notify Seller of any amendment or modification of the Debt Commitment Letter and shall not, without Seller’s prior written consent, enter into any amendment or modification of the Debt Commitment Letter that (x) reduces the net amount of the Debt Financing in a manner that is reasonably likely to impair or delay the Closing or the date on which the Debt Financing would be obtained, (y) contains any material additional conditions to the funding of the Debt Financing than those contained in such Debt Commitment Letter or (z) is otherwise reasonably likely to impair or delay the Closing or the date on which the Financing would be obtained.

(d)           Notwithstanding anything herein to the contrary, at Buyer’s option after the date of this Agreement but prior to Closing, one or more Commitment Letters may be superseded by replacement commitments from alternate sources (such portion from alternate sources, the “Alternate Financing”) on terms and conditions that will enable Buyer to consummate the transactions contemplated by this Agreement and the KMIGT PSA. Any Alternative Financing that supersedes or replaces the Debt Commitment Letter shall be on terms and conditions not less favorable in the aggregate than those contained in the Debt Commitment Letter; provided that such Alternate Financing shall not (i) be subject to any material additional conditions to the funding of the Financing than those contained in the Commitment Letters or (ii) otherwise be reasonably likely to impair or delay the Closing or the date on which the Financing would be obtained.  Buyer shall deliver to Seller accurate and complete copies of all amendments, supplements, other modifications or agreements pursuant to which any Alternate Financing is made available to Buyer.  If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Buyer shall promptly notify Seller and use its reasonable best efforts to obtain promptly any such unavailable amount in the form of Alternate Financing.  No Equity Commitment Letter shall be superseded or replaced by an Alternative Financing unless the Equity Investor providing such Alternative Financing (w) executes and delivers an Equity Commitment Letter that is substantially identical to, and in an amount that is not less than, the Equity Commitment Letter being superseded and replaced, (x) executes and delivers a Limited Guarantee in the amount of, and on terms substantially identical to, the Limited Guarantee of the Equity Investor whose Equity Commitment Letter is being superseded and replaced, (y) pays to Buyer its proportionate share of the Buyer Fee in accordance with the terms of its Equity Commitment Letter and (z) promptly provides evidence of its draw down of capital in an amount equal to such Equity Investor’s Commitment (as defined in its Equity Commitment Letter); provided, however, that in the event more than one Equity Investor is providing Alternative Financing, the foregoing amounts with respect to the Alternative Financing shall equal in the aggregate such amounts for the Equity Commitment Letter being superseded or replaced.

(e)           From the date of this Agreement to the Closing Date, Seller shall use its reasonable best efforts to provide, and shall cause its Affiliates and representatives to use their reasonable best efforts to provide, in connection with the arrangement and syndication of the Debt Financing, all reasonable cooperation requested by Buyer that is customary in connection with the arrangement and syndication of debt financing for transactions that are substantially similar to the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) furnish the Financing Sources with the financial statements specified in Section 7.14 and such other financial and pertinent information regarding the Companies required pursuant to, or otherwise contemplated by, the Barclays Debt Commitment Letter, together with customary authorization letters authorizing the distribution of such information in connection with the Financing and any supplements to the foregoing information reasonably requested by Buyer during the Marketing Period, (ii) participate in a reasonable number of meetings, drafting sessions, road shows, rating agency presentations and due diligence sessions and sessions with rating agencies, (iii) furnish Buyer for distribution to the Financing Sources as promptly as practicable with pertinent information regarding the Companies’ assets and operations as is customary in connection with the Debt Financing and any security required therefor, including providing, as promptly as practicable following a request therefor, monthly and quarterly financial and operating data relating to the Companies’ assets and operations that is reasonably requested by Buyer and of a type similar to the monthly financial and operating data previously delivered to Buyer, (iv) assist Buyer and the Financing Sources in the preparation of (A) a customary offering document for any of the Debt Financing and (B) materials for rating agency presentations, (v) obtain accountant’s comfort letters and attorney audit response letters reasonably requested by Buyer and customary for financings similar to the Financing, (vi) providing all documentation and other information about the Companies as is reasonably requested in writing by Buyer at least five (5) Business Days prior to Closing which relates to applicable “know your customer” and anti-money laundering rules and regulations including the

USA PATRIOT ACT, (vii) take all actions reasonably necessary to permit the Financing Sources to evaluate the Companies’ inventory, current assets, cash management and accounting systems, policies and procedures relating thereto and (viii) provide, at least ten (10) Business Days prior to Closing, the Financing Sources with a customary quality of earnings report for the Companies.  Without affecting Buyer’s rights under this Agreement, Buyer shall indemnify and hold harmless Seller and its Affiliates for and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith; provided, however, that Buyer shall not be required to indemnify and hold harmless Seller and its Affiliates to the extent that such losses arise from or are related to information provided by Seller or its Affiliates to Buyer in writing specifically for use in the Financing that is inaccurate in any material respect or that omitted to include information that was necessary to make the information provided not misleading in any material respect, in light of the circumstances under which it was made.  For purposes of the immediately preceding sentence, Seller acknowledges and agrees that the information provided pursuant to Sections 7.18(e)(i) and 7.18(e)(iii) will be provided to Buyer specifically for use in connection with the Financing.  Further, for a period of up to 90 days after the Closing Date, Seller shall use reasonable best efforts to provide, and shall cause its Affiliates and representatives to use reasonable best efforts to provide, in connection with the syndication of the Debt Financing, any information of the type specified in this Section 7.18(e) (other than Sections 7.18(e)(ii), 7.18(e)(vi) and 7.18(e)(viii)), if and to the extent that (y) Buyer does not have access to such information directly or pursuant to the terms of the Transition Services Agreement and (z) such information is within the domain and control of Seller or its Affiliates.

(f)            Buyer acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein is not conditioned upon the availability or consummation of the Financing or receipt of the proceeds therefrom. For purposes of this Agreement, (i) the terms “Debt Financing”, “Equity Financing” and “Financing” are also deemed to include, where applicable, any Alternate Financing, (ii) the terms “Debt Commitment Letter”, “Equity Commitment Letter” and “Commitment Letter” are also deemed to include, where applicable, any commitment letter (or similar agreement) with respect to such Alternate Financing as well as any commitment letter (or similar agreement), as amended, supplemented or modified in accordance with this Section 7.18, (iii) the term “Lender” is also deemed to include any lender under any Alternate Financing and (iv) the term “Equity Investor” is also deemed to include any equity investor under any Alternate Financing.

(g)           Buyer shall promptly, upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Seller or any Company in connection with its cooperation contemplated by Section 7.18(e).

ARTICLE 8
CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date of each of the following conditions:

8.1           Accuracy of Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), in all material respects (except for such representations or warranties that are qualified by materiality, which shall be true and correct in all respects).

8.2           Performance of Covenants and Agreements.  Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.3 shall have been made.

8.3           FTC Approval and Consents.

(a)           The FTC shall have approved the transactions contemplated by this Agreement and Buyer as a purchaser of the Purchased Interests as required by the FTC Order.

(b)           All Governmental Approvals and Third Party consents specified on Schedule 8.3(b) shall have been obtained.

8.4           Expiration or Waiver of Preferential Purchase Rights.  The preferential purchase rights of COPREX, LLC and P&S Project I, LLC (or their respective successors in interest) to acquire the Purchased REX Interests, as set forth in Article 7 of the REX LLC Agreement, shall have been waived or expired unexercised, and all other conditions set forth in the REX LLC Agreement to the admission of Buyer as a member of REX shall have been satisfied.

8.5           Closing of KMIGT Transaction.  The conditions to closing of the transactions contemplated by the KMIGT PSA shall have been satisfied (other than conditions to be satisfied at such closing), and Buyer shall have indicated it is prepared to effect such closing.

8.6           Legal Proceedings.  No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no Law, which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby shall be in effect.

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date of each of the following conditions:

9.1           Accuracy of Representations and Warranties.  All representations and warranties of Seller contained in this Agreement shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except for such failure of representations and warranties to be true and correct (without regard to any qualifications with respect to materiality, Material Adverse Effect or the like contained therein) as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

9.2           Performance of Covenants and Agreements.  Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.2 shall have been made.

9.3           FTC Approval and Consents.

(a)           The FTC shall have approved the transaction contemplated by this Agreement and Buyer as a purchaser of the Purchased Interests as required by the FTC Order.

(b)           All Governmental Approvals and Third Party consents specified on Schedule 9.3(b) shall have been obtained.

9.4           Consent of REX Members.  To the reasonable satisfaction of Buyer:

(a)           COPREX LLC and P&S Project I, LLC (or their respective successors in interest) shall have consented in writing to the transactions contemplated by this Agreement, including (i) the substitution of Buyer’s wholly-owned subsidiary for W2E in the REX LLC Agreement, (ii) the confirmation that Buyer’s wholly-owned subsidiary will be considered the “Kinder Morgan Member” under the REX LLC Agreement and (iii) the confirmation that Buyer will be the “Parent” of Buyer’s wholly-owned subsidiary for purposes of the definition of “Parent” contained in the REX LLC Agreement, and shall have waived all preferential and other rights relating to the Purchased REX Interests (specifically, those under Article 7 of the REX LLC Agreement), and all other conditions set forth in the REX LLC Agreement to the admission of Buyer as a member of REX shall have been satisfied.

(b)           COPREX LLC and P&S Project I, LLC (or their respective successors in interest) shall have consented to, and shall have caused REX to consent to, the change of control contemplated by (and waived the corresponding rights to terminate) the Operations Agreement (specifically, Section 10.2.2 thereof) as a result of the transactions contemplated by this Agreement.

9.5           Legal Proceedings.  No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no Law, which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby shall be in effect.

9.6           No Material Adverse Effect.  No Material Adverse Effect shall have occurred with respect to the Companies since the date of this Agreement.

9.7           Closing of KMIGT Transaction.  The conditions to closing of the transactions contemplated by the KMIGT PSA shall have been satisfied (other than conditions to be satisfied at such closing), and Seller shall have indicated it is prepared to effect such closing.

9.8           Audited Financial Statements.  The audited financial statements for the year ended December 31, 2011 delivered pursuant to Section 7.14 do not contain differences from the unaudited financial statements for such year previously delivered by Buyer that reflect a material change in the financial position or results of operations of the Companies, taken as a whole.

ARTICLE 10
TERMINATION

10.1         Termination.  Subject to the provisions of Section 10.2 below, this Agreement may be terminated at any time prior to the Closing in the following manner:

(a)           by mutual written consent of Seller and Buyer;

(b)           by either Seller or Buyer, if any Governmental Entity with jurisdiction over such matters shall have issued an order or injunction restraining, enjoining, or otherwise prohibiting the sale of the Purchased Interests hereunder and such order, decree, ruling, or other action shall have become final and unappealable, provided that the terminating Party has satisfied its obligations under Section 7.2(a) in response to the actions or requests of such Governmental Entity;

(c)           by Seller, if (i) Buyer shall have failed to comply with any of its covenants or agreements in this Agreement or any Equity Investor shall have failed to comply with any of its covenants or agreements in paragraph 10 of its Limited Guarantee, in either case which failure to comply (y) would result in the failure of a condition set forth in Article 8 and (z)(A) cannot be cured by the Outside Date or (B) if capable of being cured by the Outside Date, shall not have been cured within thirty (30) days following the receipt of written notice (which notice must specify in reasonable detail the nature of the failure and Seller’s intention to terminate this Agreement under this Section 10.1(c)(i) if the failure is not cured) from Seller of such failure to perform (or such longer period, not to extend beyond the Outside Date, during which Buyer is using Reasonable Efforts to cure); provided, however, that in the case of this clause (i), Seller is not then in breach of any representation, warranty, agreement or covenant contained in this Agreement such that a condition set forth in Article 9 would not be satisfied or (ii) if all of the conditions set forth in Article 9 have been satisfied or waived (other than conditions that by their nature are to be satisfied by actions taken at the Closing) and Buyer fails to consummate the transactions contemplated by this Agreement within five (5) Business Days following the date that the Closing should have occurred pursuant to Article 3 and Seller was ready, willing and able to consummate the Closing during such period;

(d)           by Buyer, if Seller shall have failed to comply with any of its covenants or agreements in this Agreement, which failure to comply (y) would result in the failure of a condition set forth in Article 9 and (z) (A) cannot be cured by the Outside Date or (B) if capable of being cured by the Outside Date, shall not have been cured within thirty (30) days following the receipt of written notice (which notice must specify in reasonable detail the nature of the failure and Seller’s intention to terminate this Agreement under this Section 10.1(d) if the failure is not cured) from Buyer of such failure to perform (or such longer period, not to extend beyond the Outside Date, during which Seller is using Reasonable Efforts to cure); provided, however, that Buyer is not then in breach of any representation, warranty, agreement or covenant contained in this Agreement such that a condition set forth in Article 8 would not be satisfied;

(e)           by either Seller or Buyer, if the Closing shall not have occurred on or before November 21, 2012 (the “Outside Date”); provided however that the right to terminate this Agreement under this Section 10.1(e) shall not be available to (i) a Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to the Outside Date or (ii) Buyer, if the failure of any Equity Investor to comply with its obligations under its Equity Commitment Letter or Limited Guarantee shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to the Outside Date;

(f)            by Seller, if (i) Seller shall not have received evidence in writing within seventeen (17) Business Days after the date hereof that the Equity Investors have paid to Buyer an amount equal to the Buyer Fee and drawn down capital from their investors in the full amount of their respective Commitments (as defined in the Equity Commitment Letters) and (ii) the failure to provide such written evidence is not cured within ten (10) days after Buyer’s receipt of notice thereof from Seller; provided, however, that the right of Seller to terminate this Agreement pursuant to this Section 10.1(f) shall expire on the date that Buyer provides evidence to Seller that the Equity Investors have paid to Buyer the Buyer Fee and drawn down capital from their investors in the full amount of their respective Commitments

(g)           by either Seller or Buyer by written notice to the other pursuant to Section 7.5; and

(h)           automatically pursuant to Section 7.17;

10.2         Effect of Termination.

(a)           If this Agreement is terminated pursuant to Section 10.1, all obligations of the Parties under this Agreement will terminate and there shall be no liability on the part of any Party to this Agreement, except that Sections 7.1 (with respect to confidentiality obligations), 7.4, 7.6, 7.17, 7.18(g), 10.2 and Article 13 will survive; provided, however, that if this Agreement is terminated by Buyer pursuant to Section 10.1(d), then Buyer’s right to pursue all legal and equitable remedies will survive such termination unimpaired and nothing in this Section 10.2 shall be deemed to release Seller from any liability for any breach of the terms, conditions, covenants and other provisions of this Agreement; provided, further, that if this Agreement is terminated by Seller pursuant to Section 10.1(c), then Seller’s sole and exclusive remedy against Buyer or the Equity Investors (including any Defaulting Equity Investor) or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (collectively, the “Buyer Related Parties”) or any Financing Sources relating to or arising out of this Agreement, the Commitment Letters or the Limited Guarantees shall be its rights under Sections 10.2(b) and 10.2(c), subject in each case to Section 13.12; provided, further, that if this Agreement is terminated by Seller pursuant to Section 10.1(f), then Seller’s sole and exclusive remedy against the Buyer Related Parties or any Financing Sources relating to or arising out of this Agreement, the Commitment Letters or the Limited Guarantees shall be its rights under

Section 10.2(b), subject to Section 13.12.  Upon termination of this Agreement and, if required, payment of the amounts provided in Sections 10.2(b) or 10.2(c), as and if applicable, none of the Buyer Related Parties or any Financing Sources shall have any liability or obligation relating to or arising out of this Agreement, any agreement entered into in connection herewith, or the transactions contemplated hereby or thereby (including pursuant to the Limited Guarantees and the Equity Commitment Letters).  Seller agrees that, if the Closing does not occur, (i) the maximum aggregate liability of the Buyer Related Parties and the Financing Sources pursuant to this Agreement or the transactions contemplated hereby shall be limited to the amounts set forth in Sections 10.2(b) or 10.2(c), as applicable, and (ii) in no event shall Seller seek to recover any money damages in excess of such amount or seek any other remedies that might be available to it.

(b)           If this Agreement is terminated pursuant to Sections 10.1(c) or 10.1(f), then, except as provided in the next sentence, Buyer shall promptly, but in no event later than five (5) Business Days after the date of such termination, pay or cause to be paid to Seller in immediately available funds by wire transfer in accordance with written instructions given by Seller to Buyer (it being understood that in no event shall Buyer be required to pay the Buyer Fee on more than one occasion) an amount equal to five percent (5%) of the Purchase Price (the “Buyer Fee”).  If this Agreement is terminated pursuant to Section 10.1(c) as a result of a Debt Funding Failure, then Buyer shall promptly, but in no event later than five (5) Business Days after the date of such termination, pay or cause to be paid to Seller in immediately available funds by wire transfer in accordance with written instructions given by Seller to Buyer (it being understood that in no event shall Buyer be required to pay the Buyer Debt Fee on more than one occasion) an amount equal to three percent (3%) of the Purchase Price (the “Buyer Debt Fee”).  For the avoidance of doubt, if Buyer fails to consummate the transactions contemplated by this Agreement as a result of a Debt Funding Failure, neither Buyer nor any Buyer Related Party shall be required to pay the Buyer Fee or be liable under Section 10.2(c). Notwithstanding the foregoing, in no event shall Buyer (or any other Buyer Related Party) be required to pay both the Buyer Fee and the Buyer Debt Fee.

(c)           If this Agreement is terminated pursuant to Section 10.1(c) and Buyer’s failure to consummate the transactions contemplated by this Agreement was not the result of a Debt Funding Failure, then Seller may, in lieu of receiving the Buyer Fee, no later than twenty (20) Business Days after the date of such termination, refuse or return the Buyer Fee and assert a claim solely against any Equity Investor that committed a Willful and Material Breach in connection with its obligation to fund under its Equity Commitment Letter or Limited Guarantee (each a “Defaulting Equity Investor”) (which assertion, regardless of whether or not proved, shall automatically waive all rights to receive the Buyer Fee). If there occurs a final non-appealable determination by a court of competent jurisdiction that there has been a Willful and Material Breach by a Defaulting Equity Investor, such Defaulting Equity Investor shall pay Seller all damages awarded to Seller by such court of competent jurisdiction; provided that the amount that Seller shall be entitled to receive pursuant to this Section 10.2(c) and Section 10.2(c) of the KMIGT PSA shall not, in the aggregate, exceed the amount of such Defaulting Equity Investor’s Commitment (as defined in the Equity Commitment Letter of such Defaulting Equity Investor) (the “Willful and Material Breach Cap”).  Subject to Section 13.12, the court’s determination of damages shall be made without regard to any limitation on the amount of damages set forth in this Agreement other than the Willful and Material Breach Cap; provided, however, no Defaulting Equity Investor shall be liable for any exemplary, punitive, special, indirect, consequential, remote or speculative damages.  Subject to the immediately preceding sentence, the Parties agree that Seller’s actual damages for a Willful and Material Breach by a Defaulting Equity Investor will be equal to the difference between the Purchase Price and the amount for which the Companies are eventually sold to a third party, with Seller using Reasonable Efforts to mitigate such damages, plus Seller’s out-of-pocket expenses associated with this Agreement; provided, that nothing in this Agreement may be construed to allow for a recovery by Seller against any Defaulting Equity Investor in excess of the Defaulting Equity Investor’s Willful and Material Breach Cap. A failure to comply by an Equity Investor with its covenants and agreements in paragraph 10 of its Limited Guarantee is not a Willful and Material Breach.

(d)           If the transactions contemplated by this Agreement fail to be consummated or there occurs any breach or failure to perform by either Party hereunder, neither Seller nor any of its Affiliates shall have any rights or claims against any Financing Source in connection with the Debt Commitment Letter or this Agreement.

ARTICLE 11
TAX MATTERS

11.1         NatGas Tax Returns.

(a)           Returns for Periods Ending on or Before the Closing Date.  Seller shall prepare or cause to be prepared and Seller shall file or cause to be filed all Tax Returns for NatGas for all periods ending on or prior to the Closing Date which are filed after the Closing Date.  Seller shall allow Buyer to review, comment upon and reasonably approve without undue delay any such Tax Return of NatGas to be filed by Seller with a copy provided by Seller at least fifteen (15) days prior to the due date (including extensions) of such Tax Return.  Seller shall pay all Taxes due with respect to such Tax Returns of NatGas.

(b)           Straddle Returns.

(i)            With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date (“Straddle Period”) with respect to NatGas, Buyer shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax items required to be included therein, and at least fifteen (15) days prior to the due date (including extensions) of such Tax Return shall furnish a copy of such Tax Return to Seller.  Buyer shall permit Seller to review and comment on each such Tax Return, and Buyer shall incorporate any changes reasonably requested by Seller with respect to such Tax Return.  Buyer shall timely file such Tax Return with the appropriate Taxing Authority, and shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return.  Seller shall pay to Buyer within five (5) days after the date on which such Taxes are paid by Buyer with respect to such periods an amount equal to the portion of such Taxes determined by an interim closing of the books as of the Closing Date which would have been due with respect to the period covered by such Tax Return if such taxable period ended on and included the Closing Date.

(ii)           To the extent permitted by applicable Law, (A) the taxable year of NatGas that includes the Closing Date shall be treated as closing on (and including) the Closing Date and (B) all transactions of NatGas occurring after the Closing Date shall be reported on the Tax Returns of Buyer or its Affiliates.  In any case where applicable Law does not permit NatGas to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be:

(1)           in the case of real, personal and intangible property Taxes or ad valorem Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(2)           in the case of Taxes not described in clause (1), the amount that would be payable if the taxable year or period ended as of the close of business on the Closing Date.

11.2         Consistency.  Any Tax Return to be prepared pursuant to the provisions of Sections 11.1(a) and 11.1(b) shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except as required by changes in applicable fact or as required by applicable Law.

11.3         Refunds.  If after the Closing Date, Buyer, NatGas or REX receives a refund or utilizes a credit of any Tax attributable to a taxable period (or portion thereof) ending on or before the Closing Date, Buyer shall pay to Seller within five (5) days after such receipt an amount equal to such refund received or credit (or so much of such refund or credit as relates to the portion of the taxable period ending on or before the Closing Date) utilized, together with any interest received or credited thereon; provided that in the case of a refund related to REX, Buyer’s obligation to pay Seller shall be limited to 50% of the amount of any such refund received or credit utilized by REX.

11.4         Access to Tax Records.  Buyer, NatGas and Seller, as the sole member of NatGas and as the tax matters partner of REX for any taxable period beginning before the Closing Date and ending on or before the Closing Date, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer or Seller, as the case may be, shall allow the other Party to take possession of such books and records.  Buyer and Seller further agree, upon request, to use their Reasonable Efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).  Buyer and Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code and Treasury Regulations promulgated thereunder.

11.5         Transfer Taxes.  Buyer shall be responsible for the payment of all state and local transfer, sales, filing, recordation, use, stamp, registration or other similar Taxes and fees resulting from the transactions contemplated by this Agreement.

11.6         Closing Tax Certificate.  At the Closing, Seller shall deliver to Buyer a certificate (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to Section 1445 of the Code.

11.7         REX.  Buyer and Seller acknowledge that for federal and state income Tax purposes, the taxable year of REX will terminate on the Closing Date (the “Termination Year”) as a result of the sale of the Purchased REX Interests pursuant to this Agreement.  As a result, for federal and state income Tax purposes, Seller will be allocated its distributive share of REX taxable income or loss through the Closing Date.  Seller shall prepare or cause to be prepared and Seller, in its status as tax matters partner for the terminating partnership, shall file or cause to be filed all federal and state income Tax Returns for REX’s Termination Year.  At Buyer’s request, Seller shall include a Section 754 election with the final Tax return for the terminating partnership.  Seller shall allow Buyer to review, comment upon and reasonably approve without undue delay such Tax Returns with a copy provided by Seller at least fifteen (15) days prior to the due date (including extensions) of such Tax Returns.

ARTICLE 12
INDEMNIFICATION

12.1         Indemnification.

(a)           Seller’s Indemnity.  From and after the Closing, subject to the other terms and limitations in this Article 12, Seller shall indemnify, defend and hold harmless the Buyer Indemnitees and REX from and against any and all Losses (50% of Losses, in the case of Losses incurred by REX) actually incurred by any of the Buyer Indemnitees (i) that arise out of any breach of Seller’s representations or warranties, made as of the Closing Date, in this Agreement or (ii) that arise out of any breach of the covenants or obligations of Seller under this Agreement.

(b)           Buyer’s Indemnity.  From and after the Closing, subject to the other terms and limitations in this Article 12, Buyer shall indemnify, defend and hold harmless the Seller

Indemnitees from and against any and all Losses actually incurred by any of the Seller Indemnitees (i) that arise out of any breach of Buyer’s representations or warranties, made as of the Closing Date, in this Agreement, (ii) that arise out of any breach of the covenants or obligations of Buyer under this Agreement, or (iii) that arise out of the businesses or operations of the Companies or the ownership of the Purchased Interests, whether prior to or following the Closing, except, in the case of clause (iii), to the extent arising out of the breach by Seller of any of the representations, warranties or covenants of Seller set forth in this Agreement.

(c)           Limitations on Indemnity.

(i)            Except as set forth in Section 12.1(c)(ii), none of the Buyer Indemnitees shall be entitled to assert any right to indemnification under Section 12.1(a)(i) with respect to any individual claim unless the Losses resulting from such individual claim exceed $100,000 (the “Individual Claim Threshold” and each individual claim that exceeds the Individual Claim Threshold, a “Qualifying Claim”).  The Buyer Indemnitees shall not be entitled to assert any right to indemnification under Section 12.1(a)(i) until the aggregate amount of all Losses actually suffered by the Buyer Indemnitees in respect of Qualifying Claims exceeds the Deductible Amount, and then only to the extent such Losses exceed, in the aggregate, the Deductible Amount.  Except as set forth in Section 12.1(c)(ii), in no event shall Seller ever be required to indemnify the Buyer Indemnitees for Losses under Section 12.1(a)(i) in any amount exceeding, in the aggregate, ten percent (10%) of the Purchase Price.

(ii)           The foregoing provisions of Section 12.1(c)(i) shall not apply to any claim arising from a breach of Seller’s representations and warranties set forth in Sections 4.1 (Organization of Seller), 4.2(a) (Organization), 4.2(c) (Ownership of Purchased Interests and Encumbrances), 4.2(d) (Rights to Acquire Equity), 4.4 (Seller’s Authority), 4.10 (Tax Matters), the last sentence of 4.13(a) (Properties) and 4.18 (Brokerage Fees).

(iii)          Notwithstanding any other provision of this Agreement to the contrary, in no event shall Seller ever be required to indemnify the Buyer Indemnitees for Losses pursuant to this Article 12 in any amount exceeding, in the aggregate, the Purchase Price.

(iv)          The amount recoverable by a Buyer Indemnitee hereunder in respect of any Loss shall be reduced by any insurance or indemnity proceeds actually received by the Buyer Indemnitees with respect to such Loss (minus the reasonable out-of-pocket costs incurred in obtaining such recovery).

(v)           Seller shall be subrogated to the rights of the Buyer Indemnitees against any insurer, indemnitor, guarantor or other Person with respect to the subject matter of a Loss subject to indemnification by Seller pursuant to Section 12.1(a) to the extent that Seller pays Buyer Indemnitees with respect to such a Loss.  The Buyer Indemnitees shall assign or otherwise reasonably cooperate with Seller in the pursuit of any claims against, and any efforts to recover amounts from, such other Person for any such Losses for which any Buyer Indemnitee has been paid.  The Buyer Indemnitees shall remit to Seller, within five (5) Business Days after receipt, any insurance proceeds or other third-party payment that is received by any Buyer Indemnitee and which relates to Losses for which (but only to the extent) Buyer Indemnitees have been previously compensated hereunder (minus the reasonable out-of-pocket costs incurred in obtaining such recovery).

(vi)          The Parties have agreed upon the amounts of the Individual Claim Threshold and the Deductible Amount as a means of applying a materiality standard to the amount of any claim that Buyer may have against the Seller Indemnitees resulting from a breach of Seller’s representations and warranties.  Therefore, for purposes of determining whether any breach of the representations or warranties of Seller has occurred and for purposes of calculating the dollar amount of Losses to which Buyer is entitled to indemnification (including the amounts needed to reach the Individual Claim Threshold and the Deductible Amount), each of Seller’s representations and warranties that contain any qualification as to significance, materiality or Material Adverse Effect (other than the representations and warranties set forth in Section 4.9 and the last sentence of Section 4.13(a)) will be deemed and interpreted to be a representation or warranty as to such items made without such qualification.

(d)           WAIVER OF PUNITIVE OR CONSEQUENTIAL DAMAGES.

(i)            NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, BUYER SHALL NOT BE LIABLE TO THE SELLER INDEMNITEES FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST A SELLER INDEMNITEE FOR WHICH SUCH SELLER INDEMNITEE IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

(ii)           NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, SELLER SHALL NOT BE LIABLE TO THE BUYER INDEMNITEES FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST A BUYER INDEMNITEE FOR WHICH SUCH BUYER INDEMNITEE IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

(e)           Survival.  The representations and warranties of the Parties set forth in this Agreement shall survive the Closing until, and shall expire and terminate upon, the date that is fifteen (15) calendar months after the Closing Date; provided that (i) the representations and warranties of Seller set forth in Section 4.10 (Tax Matters) shall survive until, and shall terminate upon, the date that is ninety (90) days after the expiration of the applicable statute of limitations with respect thereto, (ii) the representations and warranties of Seller set forth in Sections 4.1 (Organization of Seller), 4.2(a) (Organization), 4.2(c) (Ownership of Purchased Interests and Encumbrances), 4.2(d) (Rights to Acquire Equity), 4.4 (Seller’s Authority), and 4.18 (Brokerage

Fees), and the representations and warranties of Buyer set forth in Sections 5.1 (Organization), 5.2 (Buyer’s Authority) and 5.7 (Brokerage Fees), shall survive indefinitely, and (iii) the representations and warranties of Seller set forth in Section 4.16 (Environmental) shall survive until the third anniversary of the Closing Date.  Any claim for indemnification pursuant to Sections 12.1(a)(i) or 12.1(b)(i) must be made on or before the applicable date on which such representation or warranty expires pursuant to this Section 12.1(e).  Claims for indemnification pursuant to Sections 12.1(a)(ii), 12.1(b)(ii) or 12.1(b)(iii)  may be made at any time without regard to any limitations under applicable Law.

(f)            Exclusive Remedy.  The indemnification provisions of this Agreement shall be the sole and exclusive remedy of each Party (including the Seller Indemnitees, the Buyer Indemnitees and the Companies) after the Closing for any claims based upon this Agreement or the transactions described herein; provided, however, that nothing herein shall limit a claim for fraud.  In furtherance of the foregoing, all other remedies available at law or in equity, in tort, contract or otherwise are hereby waived, released and discharged by each Party following Closing.

12.2         Defense of Claims.

(a)           Notice.  If an Indemnitee receives notice of the assertion of any claim or of the commencement of any Third Party Claim with respect to which indemnification is to be sought from the Indemnifying Party, the Indemnitee will give such Indemnifying Party prompt notice thereof.  However, the failure to give timely notice will not affect the rights or obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was prejudiced.  Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Loss that has been or may be sustained by the Indemnitee.  The Indemnifying Party will have the right to participate in or, by giving notice to the Indemnitee, to elect to assume the defense of, any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel; provided, however, that Seller shall not be permitted to assume the defense of any Third Party Claim asserted against REX if Buyer is not authorized by the terms of the REX LLC Agreement to assign to Seller the right to assume such defense.

(b)           Opportunity to Defend.  If within ten (10) days after an Indemnitee provides notice to the Indemnifying Party of any Third Party Claim, the Indemnitee receives notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim, the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim.  If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Loss indemnified against hereunder, the Indemnitee may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnitee may participate, at its own expense, in the defense of such Third Party Claim and the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, in the reasonable opinion of counsel to the Indemnitee a conflict or potential conflict exists between the Indemnitee and the Indemnifying

Party that would make such separate representation advisable.  The Parties agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.  Without the prior written consent of the Indemnitee, which shall not be unreasonably withheld or delayed, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder.  If a firm offer is made by the Third Party to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give notice to the Indemnitee to that effect.  If the Indemnitee fails to consent to such firm offer within twenty (20) Business Days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party with respect to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.

(c)           Direct Claim.  Any Direct Claim will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable.  The Indemnifying Party will have a period of ninety (90) days from receipt of such claim within which to respond to such Direct Claim.  If the Indemnifying Party does not respond within such ninety (90) day period, the Indemnifying Party will be deemed to have accepted such Direct Claim.  If the Indemnifying Party rejects such Direct Claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

ARTICLE 13
MISCELLANEOUS

13.1         Notices.  All notices, requests, demands and other communications required or permitted to be given or made hereunder by either Party (each a “Notice”) shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) delivered by prepaid overnight courier service or (iii) delivered by confirmed facsimile transmission (with a copy delivered the next Business Day by prepaid overnight courier service) to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by similar notice):

If to Buyer:

David G. Dehaemers, Jr.
Tallgrass Energy Partners, LP
6640 West 143rd Street, Suite 200
Overland Park, Kansas  66223

with copies to:

George E. Rider
Tallgrass Energy Partners, LP
6640 West 143rd Street, Suite 200
Overland Park, Kansas  66223

and:

Patrick J. Respeliers
Stinson Morrison Hecker LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri  64106

If to Seller:

Kinder Morgan Operating L.P. “A”
500 Dallas, Suite 1000
Houston, Texas 77002
Attention:  General Counsel
Fax:  713-369-9410

with a copy to:

Bracewell & Giuliani LLP
711 Louisiana, Suite 2300
Houston, Texas 77002
Attention:  W. Cleland Dade
Fax:  713-222-3243

Notices shall be effective upon actual receipt by the intended recipient.

13.2         Entire Agreement.  This Agreement, together with the Schedules, the Exhibits and the Confidentiality Agreement, the KMP Guaranty and the Limited Guarantees constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.  There are no restrictions, promises, representations, warranties, covenants or undertakings between the Parties, other than those expressly set forth or referred to herein or therein.

13.3         Amendment and Waiver.

(a)           Subject to the last sentence of Section 13.4, this Agreement may not be amended except by an instrument in writing signed by or on behalf of both Parties.  The Parties shall not amend or modify this Agreement without the prior approval of the FTC or the waiver by the FTC of such prior approval requirement.

(b)           Either Party may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate or writing delivered pursuant hereto or (ii) waive compliance by the other Party with any of the other Party agreements or fulfillment of any conditions to its own obligations contained herein.  Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party.  Except as specifically set forth in this Agreement, no failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.4         Binding Effect; Assignment; No Third Party Benefit.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.  Buyer shall have the right to assign its rights and delegate its duties under this Agreement to any of its direct or indirect wholly-owned subsidiaries, provided that no such assignment shall release Buyer from any of its obligations hereunder.  Neither this Agreement nor any of the rights, interests or obligations hereunder may otherwise be assigned by either Party without the prior written consent of the other Party.  Except with respect to indemnification of Buyer Indemnitees and Seller Indemnitees as provided herein or as provided in the immediately succeeding sentence, nothing in this Agreement is intended to or shall confer upon any Person other than the Parties, and their successors and assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Financing Sources shall be deemed third party beneficiaries of Sections 10.2(d), 13.3(a), 13.4, 13.6, 13.9 and 13.11 and the Buyer Related Parties shall be deemed third party beneficiaries of Sections 10.2, 13.4, 13.6, 13.9, 13.11 and 13.12.  Accordingly, without the consent of the lenders holding a majority of the commitments under the Debt Commitment Letter, none of Sections 10.2, 13.3(a), 13.4, 13.6, 13.9 or 13.11 may be amended, modified, waived or terminated in a manner that is materially adverse in any respect to any Financing Source.

13.5         Severability.  If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect.

13.6         Governing Law; Consent To Jurisdiction.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

(b)           THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION INVOLVING ANY OF THE FINANCING SOURCES), AND EACH PARTY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH COURTS.  THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR

ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.  EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)           Notwithstanding anything to the contrary in this Agreement, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (or appellate courts thereof).

13.7         Further Assurances.  From time to time following the Closing, at the request of either Party and without further consideration, the other Party shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request to consummate more fully and effectively the transactions contemplated hereby.  In addition, if it is later discovered that any asset used by the Companies in the conduct of the business as conducted by them on the date hereof is titled in the name of (or in favor of, in the case of contracts and similar documents) Seller, W2E or any Seller Affiliate, Seller will promptly assign to Buyer or its designee all of Seller’s, W2E’s or any Seller Affiliate’s rights with respect to such asset; provided, however, that the foregoing shall not apply to (a) the properties and assets to be utilized to provide services under the Transition Services Agreement, (b) the properties and assets subject to the Intellectual Property License Agreement or (c) any properties, assets, contracts or rights that are Excluded Assets.

13.8         Disclosure Schedules.  None of the information set forth in the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant unless clearly specified to the contrary herein. Any disclosure in one section of the Disclosure Schedules will be deemed to be disclosed in all other sections of the Disclosure Schedules where it is reasonably apparent that such disclosure applies. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. Except as otherwise provided in this Agreement, inclusion of any item on a Disclosure Schedule (i) does not represent a determination that such item is material nor will it be deemed to establish a standard of materiality, (ii) does not represent a determination that such item did not arise in the ordinary course of business, (iii) does not represent a determination that the transactions contemplated by this Agreement require the consent of any Third Party and (iv) will not constitute, or be deemed to be, an admission of any kind to any Third Party concerning such item. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement.  The Disclosure Schedules include descriptions of instruments or brief summaries of certain aspects of the Companies and their businesses.  The descriptions and brief summaries are not necessarily complete and are provided in the Disclosure Schedules to identify documents or other materials previously delivered or made available and are qualified by reference to the documents or other materials themselves.

13.9         Specific Performance.

(a)           Subject to Section 13.9(b), the Parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement was not performed in accordance with its terms or was otherwise breached or threatened to be breached. It is accordingly agreed, subject to the other terms of this Section 13.9, that the Parties shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Such equitable relief shall be in addition to any other remedy to which the Parties are entitled at law or in equity as a remedy for such nonperformance, breach or threatened breach. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy.

(b)           Notwithstanding the foregoing, Seller shall be entitled to seek specific performance to enforce the Limited Guarantees and to compel Buyer to (i) enforce its rights under the Equity Commitment Letters (but not the Debt Commitment Letter, with Buyer having the sole discretion to determine the manner and method of enforcement of the Debt Commitment Letter, including whether or not to institute litigation in respect thereof), (ii) pay the Purchase Price at the Closing in accordance with Section 3.1 and (iii) consummate the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement only if (w) all conditions in Articles 8 and 9 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and that would be, at the time specific performance is sought, satisfied if the Closing were to occur at such time) at the time when the Closing would have occurred but for the failure of one or more Equity Investors to fund under their Equity Commitment Letters, (x) Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Article 3, (y) the financing provided for by the Debt Commitment Letter (as it may be amended, modified or waived pursuant to Section 7.18) (or, if Alternate Financing is being used in accordance with Section 7.18, pursuant to the commitments with respect thereto) has been funded or is expected to be funded at the Closing if the Equity Financing is funded at the Closing (provided that Buyer shall not be required to cause the Equity Financing to be funded or to consummate the Closing if the Debt Financing is not in fact funded at the Closing), and (z) Seller has irrevocably confirmed in writing that if specific performance is granted and the Debt Financing and the Equity Financing are funded, then the Closing pursuant to Article 3 will occur.  For the avoidance of doubt, under no circumstances shall Seller be permitted or entitled to receive both (A) a grant of specific performance and (B) payment of any amount provided in Sections 10.2(b) or 10.2(c), as applicable.

13.10       Counterparts.  This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

13.11       Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY TRANSACTION CONTEMPLATED HEREBY (INCLUDING ANY SUCH ACTION TO WHICH ANY FINANCING SOURCE IS A PARTY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.11.

13.12       Non-Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as Parties (other than the Equity Investors to the extent set forth in the Limited Guarantees and Tallgrass Capital, LLC in respect of the Confidentiality Agreement), and no Buyer Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith (other than the Equity Investors to the extent set forth in the Limited Guarantees and Tallgrass Capital, LLC in respect of the Confidentiality Agreement). Without limiting the rights of Seller against Buyer pursuant to this Agreement or the Confidentiality Agreement or the rights of Seller against the Equity Investors pursuant to the Limited Guarantees or the Confidentiality Agreement, Seller agrees not to, and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, the Buyer Related Parties.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

“SELLER”

KINDER MORGAN OPERATING L.P. “A”
a Delaware limited partnership

By:	Kinder Morgan G.P., Inc.,
its general partner

By:	Kinder Morgan Management, LLC,
the delegate of Kinder Morgan G.P., Inc.

By:	/s/ David Kinder
David Kinder
Vice President

“BUYER”

TALLGRASS ENERGY PARTNERS, LP
a Delaware limited partnership

By:	Tallgrass GP, LLC,
its general partner

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and CEO

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT (REX)